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Filed pursuant to Rule 424(b)(4)
Registration No. 333-109312
and Registration No. 333-109312-01

PROSPECTUS

$50,000,000

SVB CAPITAL II

7% Cumulative Trust Preferred Securities

guaranteed by

SILICON VALLEY BANCSHARES

SVB Capital II is offering trust preferred securities that Silicon Valley Bancshares will fully and unconditionally guarantee, based on its combined obligations under a guarantee agreement, a trust agreement, an expense agreement and a junior subordinated indenture and the debentures issued under the junior subordinated indenture. SVB Capital II will redeem the trust preferred securities on October 15, 2033, and may redeem them earlier, subject to prior approval by the Board of Governors of the Federal Reserve System, if then required by the capital rules of the Federal Reserve Board.

SVB Capital II will apply to have the trust preferred securities listed on the NASDAQ National Market under the trading symbol "SIVBO" for trading within 30 days after they are first issued. No assurance can be given that the NASDAQ National Market will approve the trust preferred securities for listing.

Investing in the trust preferred securities involves risks. See "Risk Factors" beginning on page 11.

These securities are not savings accounts or deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation, by any other governmental agency, or otherwise.

PRICE $25 PER TRUST PREFERRED SECURITY

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to SVB Capital II(1)(2)
Per Trust Preferred Security	$25	$0.7875	$25
Total	$50,000,000	$1,575,000	$50,000,000

(1)
Plus accumulated distributions, if any, from October 30, 2003.

(2)
Because SVB Capital II will use all of the proceeds from the sale of the trust preferred securities and its common securities to purchase junior subordinated debentures of Silicon Valley Bancshares, Silicon Valley Bancshares will pay all underwriting discounts and commissions.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the trust preferred securities to the purchasers on October 30, 2003.

MORGAN STANLEY

October 23, 2003

TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	11
Forward-Looking Statements	22
Use of Proceeds	24
Regulatory Capital Ratios	24
Capitalization	25
Accounting and Regulatory Treatment	26
Management	28
Description of the Trust Preferred Securities	31
Description of Junior Subordinated Debentures	46
Book-Entry Issuance	58
Description of Guarantee Agreement	63
Expense Agreement	65
Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee Agreement	65
Certain Federal Income Tax Consequences	68
Certain ERISA Considerations	71
Underwriters	74
Validity of Securities	75
Experts	75
Available Information	76
Incorporation of Certain Information by Reference	76

        You should rely only on the information contained or incorporated by reference in this prospectus. SVB Capital II and Silicon Valley Bancshares have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus. SVB Capital II and Silicon Valley Bancshares are offering to sell the trust preferred securities, and are seeking offers to buy the trust preferred securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus may be accurate only on the date of this prospectus.

PROSPECTUS SUMMARY

        Because this is a summary, it may not contain all of the information that may be important to you. You should carefully read the entire prospectus, including the documents incorporated by reference in this prospectus, before you invest in the trust preferred securities of SVB Capital II. For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, the terms "we," "our" and "us" refer to Silicon Valley Bancshares, and its consolidated subsidiaries, collectively, and the term "Silicon Valley Bancshares" refers to Silicon Valley Bancshares only.

Silicon Valley Bancshares

        Silicon Valley Bancshares is a bank holding company and a financial holding company. Silicon Valley Bancshares' principal subsidiary, Silicon Valley Bank, is a California state-chartered bank and a member of the Federal Reserve System. Silicon Valley Bank's deposits are insured by the Federal Deposit Insurance Corporation.

        Silicon Valley Bank's profitability, like most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by Silicon Valley Bank on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received on its interest-earning assets, such as loans extended to its clients and securities held in its investment portfolio, comprise the major portion of its earnings. Silicon Valley Bank also provides a wide variety of fee-based financial services to its clients, including private label client investment and sweep products, foreign exchange products and deposit services. Over the long term, Silicon Valley Bank seeks to generate strong operating results by leveraging its lending practice to obtain warrant agreements to purchase equity in the technology and life sciences companies of the future.

        Our strategy is to increase our revenues by marketing our full range of financial products and services to clients and venture capital industry contacts we originally developed through our commercial banking business. In addition to our commercial banking services, we engage in venture capital fund and direct equity investment activities, fee-based merger and acquisition services and venture capital fund and fund of funds management. We believe that our ability to successfully cross-sell our banking and financial services to our clients is one of the strengths of our business model.

        We serve more than 9,500 clients across the country through 28 regional offices. We have 13 offices throughout California and operate regional offices across the country, including Arizona, Colorado, Florida, Georgia, Illinois, Massachusetts, Minnesota, New York, North Carolina, Oregon, Pennsylvania, Texas, Virginia, and Washington. We serve emerging-growth and mature companies in the technology and life sciences markets, as well as premium wineries. We believe our focus on specialized markets and extensive knowledge of the people and business issues driving them allows us to provide a level of service and partnership that contributes to our clients' success.

        Silicon Valley Bancshares was originally incorporated in California in 1982, and was reincorporated in Delaware in 1999. Silicon Valley Bancshares' corporate headquarters is located at 3003 Tasman Drive, Santa Clara, California 95054, and its telephone number is (408) 654-7400.

SVB Capital II

        SVB Capital II is a statutory trust formed under Delaware law. SVB Capital II is governed by a trust agreement among Silicon Valley Bancshares, Wilmington Trust Company, as Delaware trustee, Wilmington Trust Company, as property trustee (in the case of the amended and restated trust agreement) and the administrative trustees named in the trust agreement. In this prospectus, we refer to this agreement, as amended and restated from time to time, as the "trust agreement." SVB Capital II's business and affairs are conducted by the property trustee, the Delaware trustee and three individual administrative trustees who are officers of Silicon Valley Bancshares.

        SVB Capital II exists for the exclusive purposes of:

  •
  issuing and selling the trust preferred securities and the common securities,

  •
  using the proceeds from the sale of the trust preferred securities and the common securities to acquire junior subordinated debentures issued by Silicon Valley Bancshares, and

  •
  engaging in only those other activities necessary, advisable or incidental to the above purposes.

        The sole assets of SVB Capital II will be junior subordinated deferrable interest debentures issued by Silicon Valley Bancshares, which we refer to in this prospectus as the "junior subordinated debentures," and the sole revenues of SVB Capital II will be payments by Silicon Valley Bancshares under the junior subordinated debentures and an agreement as to expenses and liabilities between Silicon Valley Bancshares and SVB Capital II, which we refer to in this prospectus as the "expense agreement".

        Silicon Valley Bancshares will own all of the common securities of SVB Capital II. The common securities will rank on parity with, and payments will be made on the common securities pro rata with, the trust preferred securities, except that upon the occurrence and during the continuance of an event of default under the trust agreement resulting from an event of default under the indenture under which the junior subordinated debentures will be issued, the rights of Silicon Valley Bancshares as holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the trust preferred securities. See "Description of the Trust Preferred Securities—Subordination of Common Securities to the Trust Preferred Securities." Silicon Valley Bancshares will acquire common securities in an aggregate liquidation amount equal to 3% of the total capital of SVB Capital II. SVB Capital II has a term of 30 years, but may terminate earlier as described under "Description of the Trust Preferred Securities—Liquidation Distribution Upon Dissolution."

        SVB Capital II's principal offices are located at 3003 Tasman Drive, Santa Clara, California 95054 and its telephone number is (408) 654-7400.

Recent Developments

        On October 16, 2003, Silicon Valley Bancshares announced its financial results for the third quarter ended September 30, 2003. Net income for the quarter was $17.4 million, compared to net income in the third quarter of 2002 of $13.1 million and a net loss of $0.6 million in the second quarter of 2003. Earnings per diluted share were $0.49 for the quarter compared to $0.29 for the third quarter of 2002 and $(0.02) for the second quarter of 2003. Increased net income reflected a significant film loan loss recovery which resulted in a negative provision for loan losses of ($7.4) million in the third quarter of 2003, compared to provisions for loan losses of $2.6 million in the third quarter of 2002 and $1.2 million in the second quarter of 2003.

        Net interest income decreased $0.4 million to $46.3 million in the third quarter of 2003 from $46.7 million in the prior quarter. Net interest margin decreased to 5.0% in the third quarter of 2003 from 5.5% in the second quarter of 2003. This decline reflected lower floating-rate loan yields, a reduction in the amount of higher yielding fixed-rate loans related to the planned reduction in religious lending portfolio, a change in asset mix from loans to investment securities as well as the implementation of SFAS No. 150, which required that the cost of trust preferred securities be included in the calculation of net interest margin.

        At September 30, 2003, total assets were $4.3 billion, down $34.8 million from June 30, 2003 and up $396.2 million, or 10.3%, from September 30, 2002. Loans, net of unearned income, were $1.9 billion at September 30, 2003, down from $2.0 billion at June 30, 2003 and unchanged from September 30, 2002.

        On October 16, 2003, Silicon Valley Bancshares announced that Larry W. Sonsini and Peter D. Goodson joined its Board of Directors. Mr. Sonsini will be a director effective November 8, 2003. Mr. Goodson is a director effective October 16, 2003.

THE OFFERING

Trust Preferred Securities Issuer	SVB Capital II
Securities Offered
2,000,000 trust preferred securities having a liquidation amount of $25 per trust preferred security. The trust preferred securities represent preferred undivided beneficial interests in SVB Capital II's assets, which will consist solely of the junior subordinated debentures and payments on the junior subordinated debentures.
Offering Price	$25 per trust preferred security (liquidation amount $25) plus accumulated distributions, if any, from October 30, 2003.
The Junior Subordinated Debentures
SVB Capital II will use the proceeds from the sale of the trust preferred securities to purchase $50,000,000 aggregate principal amount of 7% junior subordinated debentures due October 15, 2033 issued by Silicon Valley Bancshares.
Distributions	The distributions payable on each trust preferred security:
• will be fixed at a rate per annum of 7% of the liquidation amount of $25 per trust preferred security,
• will be cumulative,
• will accrue from the date of issuance of the trust preferred securities, and
• will be payable quarterly in arrears on the 15th day of January, April, July and October of each year, commencing on January 15, 2004, subject to possible deferral as described below.
The amount of each distribution due on the trust preferred securities will include amounts accrued through the date the distribution payment is due.

Distribution Extension Periods
If no event of default with respect to the junior subordinated debentures has occurred and is continuing, then Silicon Valley Bancshares will have the right, at any time, to defer payments of interest on the junior subordinated debentures for a period not exceeding 20 consecutive quarters for any deferral period. No extension period may extend beyond the stated maturity of the junior subordinated debentures. If interest payments on the junior subordinated debentures are so deferred, distributions on the trust preferred securities will also be deferred and you will not receive any cash payments on the scheduled distribution dates. In that event, Silicon Valley Bancshares will not be permitted, subject to certain exceptions described in this prospectus, to declare or pay any cash distributions on Silicon Valley Bancshares' capital stock or debt securities that rank on parity with or junior to the junior subordinated debentures.

Silicon Valley Bancshares has not paid cash dividends or made distributions on its common stock during any of the past five years and currently Silicon Valley Bancshares has no debt securities that rank on parity with or junior to the junior subordinated debentures except for its 8.25% Junior Subordinated Deferrable Interest Debentures. During an extension period, distributions on the junior subordinated debentures will continue to accumulate and interest on the accumulated distributions will also accumulate and be compounded quarterly at a rate of 7%. Because interest would continue to accrue and compound on the junior subordinated debentures, to the extent permitted by applicable law, you will be required to accrue income for United States federal income tax purposes.
Maturity
The junior subordinated debentures will mature on October 15, 2033, which date may be shortened to a date not earlier than October 30, 2008 if certain conditions are met. These conditions include the receipt by Silicon Valley Bancshares of the prior approval of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, if the approval is required under applicable capital guidelines or policies of the Federal Reserve. In this prospectus, we refer to the maturity date, as it may be shortened, as the stated maturity of the junior subordinated debentures.

Redemption
The trust preferred securities are subject to mandatory redemption upon repayment of the junior subordinated debentures at their stated maturity or their earlier redemption at a redemption price equal to the aggregate liquidation amount of the trust preferred securities plus accumulated and unpaid distributions on the trust preferred securities to the date of redemption.

Subject to Federal Reserve approval if required under applicable capital guidelines or policies of the Federal Reserve, Silicon Valley Bancshares may redeem the junior subordinated debentures prior to maturity at its option:
• on or after October 30, 2008 in whole at any time or in part from time to time, or
• at any time, in whole, but not in part, within 90 days following the occurrence of a tax event, an investment company event or a capital treatment event, as such terms are defined in this prospectus.
The redemption price equals 100% of the principal amount of the junior subordinated debentures so redeemed, together with any accrued but unpaid interest to the date fixed for redemption.
Distribution of Junior Subordinated Debentures
Silicon Valley Bancshares has the right at any time to dissolve SVB Capital II, after satisfaction of liabilities to creditors of SVB Capital II as required by applicable law, and cause the junior subordinated debentures to be distributed to the holders of trust preferred securities in liquidation of SVB Capital II. Prior to dissolving SVB Capital II, Silicon Valley Bancshares must receive approval of the Federal Reserve if the approval is required under applicable capital guidelines or policies of the Federal Reserve.
Guarantee
Taken together, Silicon Valley Bancshares' obligations under the junior subordinated debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement described below, provide a full, irrevocable and unconditional guarantee of payments by SVB Capital II of the distributions and other amounts due on the trust preferred securities.

Under the guarantee agreement, Silicon Valley Bancshares guarantees the payment of distributions by SVB Capital II and payments on liquidation of or redemption of the trust preferred securities, but only to the extent that SVB Capital II has sufficient funds to make payments on the trust preferred securities. The payment obligations of Silicon Valley Bancshares under the guarantee agreement are subordinate to the right to payment of senior debt of Silicon Valley Bancshares, as such term is defined in this prospectus. If Silicon Valley Bancshares does not make payments on the junior subordinated debentures, SVB Capital II will not have sufficient funds to make payments on the trust preferred securities, in which case you will be unable to rely on the guarantee agreement for payment. However, if SVB Capital II has insufficient funds to pay distributions on the trust preferred securities because Silicon Valley Bancshares has failed to make required payments under the junior subordinated debentures, you would have the right to institute a legal proceeding directly against Silicon Valley Bancshares to enforce payment of such distributions to you.
Ranking
The trust preferred securities will rank on parity with, and payments on such securities will be made pro rata with, the common securities of SVB Capital II held by Silicon Valley Bancshares, except as described in this prospectus. The obligations of Silicon Valley Bancshares under the guarantee agreement, the junior subordinated debentures and other documents described in this prospectus are unsecured and rank subordinate and junior in right of payment to all current and future senior debt, the amount of which is unlimited. In addition, because Silicon Valley Bancshares is a holding company, substantially all of Silicon Valley Bancshares' assets consist of the capital stock of its subsidiaries. All obligations of Silicon Valley Bancshares relating to the securities described in this prospectus will be effectively subordinated to all existing and future liabilities of Silicon Valley Bancshares' subsidiaries.

Silicon Valley Bancshares may cause additional trust preferred securities to be issued by trusts similar to SVB Capital II in the future, and there is no limit on the amount of such securities that may be issued. In this event, Silicon Valley Bancshares' obligations under the junior subordinated debentures to be issued to such other trusts and Silicon Valley Bancshares' guarantees of the payments by such trusts will rank on parity with Silicon Valley Bancshares' obligations under the junior subordinated debentures and the guarantee agreement, respectively.
Voting Rights
You will generally have limited voting rights relating only to the modification of the trust preferred securities, the dissolution, winding-up or termination of SVB Capital II and certain other matters described in this prospectus.
ERISA Considerations	You should carefully consider the information set forth under "Certain ERISA Considerations."
Nasdaq National Market Symbol	We have applied to have the trust preferred securities approved for quotation on the Nasdaq National Market under the symbol SIVBO.
Use of Proceeds
SVB Capital II will invest all of the proceeds from the sale of the trust preferred securities offered by this prospectus in the junior subordinated debentures of Silicon Valley Bancshares. Silicon Valley Bancshares intends to use the net proceeds from the issuance of the junior subordinated debentures:
• to redeem approximately $40.0 million of its existing 8.25% junior subordinated debentures due 2028, which are held by SVB Capital I and
• for general corporate purposes, which may include investments in, or extensions of credit to, its subsidiaries.

Silicon Valley Bancshares expects the trust preferred securities to qualify as Tier 1 Capital under the capital guidelines of the Federal Reserve as in effect as of the date of this prospectus. See "Risk Factors—Risks Related to the Offering—Recent accounting changes may entitle Silicon Valley Bancshares to redeem the junior subordinated debentures prior to maturity, and if so redeemed, the trust preferred securities will be redeemed by SVB Capital II" and "Accounting and Regulatory Treatment."

Risk Factors

        Prospective investors should carefully consider the matters set forth under the "Risk Factors" section beginning on page 11.

Summary of Consolidated Financial Data

        You should read the following financial information together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," for fiscal 2002, 2001 and 2000 and for the six months ended June 30, 2003 and 2002, incorporated by reference in this prospectus. We derived the summary consolidated statements of operations data for the years ended December 31, 2002, 2001 and 2000 and the summary consolidated balance sheet data as of December 31, 2002 and 2001 from Silicon Valley Bancshares' audited consolidated financial statements incorporated by reference into this prospectus. We derived summary consolidated statement of operations data for the fiscal years ended December 31, 1999 and 1998 and the summary consolidated balance sheet data as of December 31, 2000, 1999 and 1998 from Silicon Valley Bancshares' audited consolidated financial statements not incorporated by reference into this prospectus. We derived the summary consolidated statements of operations data for the six months ended June 30, 2003 and 2002 and the summary consolidated balance sheet data as of June 30, 2003 and 2002 from Silicon Valley Bancshares' unaudited consolidated financial statements included in its quarterly report on Form 10-Q for the quarter ended June 30, 2003, as amended, which is incorporated by reference in this prospectus. In the opinion of management, Silicon Valley Bancshares' unaudited consolidated financial statements have been prepared on a basis consistent with its audited consolidated financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of Silicon Valley Bancshares' results of operations and financial position for the periods presented. Interim results are not indicative of annual results for any period. Certain reclassifications have been made to Silicon Valley Bancshares' prior year amounts to conform to 2003 presentations. These reclassifications had no effect on the results of operations or stockholders' equity. In addition, the common stock summary information has been restated to reflect two-for-one stock splits effected on May 1, 1998 and May 15, 2000.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars and shares in thousands, except per share amounts and ratios)
Income Statement Summary:
Net interest income	$94,678	$98,075	$194,708	$262,985	$329,848	$205,439	$146,615
Provision for loan losses	4,546	219	3,882	16,724	54,602	52,407	37,159
Noninterest income	34,951	35,755	67,858	70,833	189,630	58,855	23,162
Noninterest expense	117,311	92,336	186,374	183,488	198,361	125,659	83,645
Minority interest	6,244	3,237	7,767	7,546	460	—	—

Income before income tax expense	14,016	44,512	80,077	141,152	266,975	86,228	48,973
Income tax expense	4,174	16,167	26,719	52,998	107,907	34,030	20,117

Net income	$9,842	$28,345	$53,358	$88,154	$159,068	$52,198	$28,856

Common Share Summary:
Basic earnings per share	$0.26	$0.63	$1.21	$1.85	$3.41	$1.27	$0.71
Diluted earnings per share	0.25	0.61	1.18	1.79	3.23	1.23	0.69
Book value per share	12.53	14.43	14.55	13.82	12.54	8.23	5.21
Weighted average basic shares outstanding	37,909	45,283	44,000	47,728	46,656	41,258	40,536
Weighted average diluted shares outstanding	38,817	46,772	45,080	49,155	49,220	42,518	41,846

Period-End Balance Sheet Summary:
Investment securities	$1,663,920		$1,460,659		$1,535,694		$1,833,162		$2,107,590		$1,747,408		$1,397,502
Loans, net of unearned income	1,964,800		1,868,877		2,086,080		1,767,038		1,716,549		1,623,005		1,611,921
Goodwill	83,548		98,638		100,549		96,380		—		—		—
Assets	4,294,590		3,831,770		4,183,181		4,172,077		5,626,775		4,596,398		3,545,452
Deposits	3,488,384		2,993,179		3,436,127		3,380,977		4,862,259		4,109,405		3,269,753
Long-term debt	163,057		26,105		17,397		25,685		—		—		—
Trust preferred securities	38,718		38,780		39,472		38,641		38,589		38,537		38,485
Stockholders' equity	432,135		658,843		590,350		627,515		614,121		368,850		215,865
Average Balance Sheet Summary:
Investment securities	$1,336,377		$1,737,765		$1,554,035		$1,817,379		$1,932,461		$1,576,630		$1,123,152
Loans, net of unearned income	1,840,426		1,699,794		1,762,296		1,656,958		1,580,176		1,591,634		1,318,826
Goodwill	100,478		96,885		98,252		24,955		—		—		—
Assets	3,892,458		3,934,150		3,866,242		4,372,000		5,180,750		3,992,410		2,990,548
Deposits	3,148,450		3,119,495		3,063,516		3,581,725		4,572,457		3,681,598		2,746,041
Long-term debt	51,269		25,869		23,769		6,652		—		—		—
Trust preferred securities	38,704		38,650		38,667		38,611		38,559		38,507		23,621
Stockholders' equity	544,362		642,744		631,005		651,861		478,018		238,085		198,675
Capital Ratios:
Total risk-based capital ratio	14.6%		18.9%		16.0%		17.2%		17.7%		15.5%		11.5%
Tier 1 risk-based capital ratio	10.1%		17.6%		14.8%		15.9%		16.5%		14.3%		10.3%
Tier 1 leverage ratio	9.9%		15.7%		13.9%		14.8%		12.0%		8.8%		7.6%
Average stockholders' equity to average assets	14.0%		16.3%		16.3%		14.9%		9.2%		6.0%		6.6%
Selected Financial Ratios:
Return on average assets	0.5%		1.5%		1.4%		2.0%		3.1%		1.3%		1.0%
Return on average stockholders' equity	3.6%		8.9%		8.5%		13.5%		33.3%		21.9%		14.5%
Net interest margin	5.6%		5.7%		5.7%		6.8%		6.9%		5.5%		5.2%
Other Data:
Private label client investment and sweep product balances	$8,159,627		$8,717,402		$8,495,321		$9,283,368		$10,805,694		$5,666,278		$1,096,300
Ratio of earnings to fixed charges(1)	2.6	x	4.3	x	4.2	x	4.2	x	5.3	x	2.1	x	1.6	x
Ratio of earnings to fixed charges(2)	4.4	x	10.8	x	9.9	x	20.7	x	53.2	x	19.8	x	17.2	x

(1)
This computation of the ratio of earnings to fixed charges includes interest expense on deposits. Ratio of earnings to fixed charges is computed by dividing (i) earnings before taxes adjusted for fixed charges by (ii) the sum of fixed charges, which includes deposit and other interest expense, distribution expense associated with trust-preferred securities, plus the portion of interest expense under operating leases deemed by Silicon Valley Bancshares to be representative of the interest factor.

(2)
This computation of the ratio of earnings to fixed charges excludes interest expense on deposits. Ratio of earnings to fixed charges is computed by dividing (i) earnings before taxes adjusted for fixed charges by (ii) the sum of fixed charges, which includes other interest expense, distribution expense associated with trust-preferred securities, plus the portion of interest expense under operating leases deemed by Silicon Valley Bancshares to be representative of the interest factor.

RISK FACTORS

        Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of the trust preferred securities offered by this prospectus could decline.

Risks Related to Our Business

        If a significant number of clients fail to perform under their loans, our business, profitability, and financial condition would be adversely affected.

        As a lender, the largest risk we face is the possibility that a significant number of our client borrowers will fail to pay their loans when due. If borrower defaults cause losses in excess of our allowance for loan losses, it could have an adverse effect on our business, profitability, and financial condition. We have established an evaluation process designed to determine the adequacy of the allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses are dependent to a great extent on our experience and judgment. We cannot assure you that our allowance for loan losses will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, profitability or financial condition.

        Because of the credit profile of our loan portfolio, our levels of nonperforming assets and charge-offs can be volatile, and we may need to make material provisions for loan losses in any period, which could cause reduced net income or increased net losses in that period.

        Our loan portfolio has a credit profile different from that of most other banking companies. Many of our loans are made to companies in the early stages of development with negative cash flow and no established record of profitable operations. In many cases, repayment of the loan is dependent upon receipt of additional equity financing from venture capitalists or others. Collateral for many of the loans often includes intellectual property, which is difficult to value and may not be readily salable in the case of default. Because of the intense competition and rapid technological change that characterizes the companies in our technology and life science industry sectors, a borrower's financial position can deteriorate rapidly. We also make loans that are larger, relative to the revenues of the borrower, than those made by traditional small business lenders, so the impact of any single borrower default may be more significant to us. Because of these characteristics, our level of nonperforming loans and loan charge-offs can be volatile and can vary materially from period to period. Changes in our level of nonperforming loans may require us to make material provisions for loan losses in any period, which could reduce our net income or cause net losses in that period.

        Decreases in amount of capital available to start-up and emerging growth companies could adversely affect our business, profitability, and growth prospects.

        Our strategy has focused on providing banking products and services to emerging growth and middle-market companies receiving financial support from sophisticated investors, including venture capitalists, "angels," and corporate investors. In some cases, our lending credit decision is based on our analysis of the likelihood that our venture capital or angel-backed client will receive a second or third round of equity infusion from investors. The amount of capital available to startup and emerging growth companies has decreased in the past three years, which has caused our client deposit balances to decline. If the amount of capital available to such companies continues to decrease, it is likely that the number of new clients and investor financial support to our existing borrowers would decrease, having an adverse effect on our business, profitability and growth prospects.

        Among the factors that have and could in the future affect the amount of capital available to startup and emerging growth companies are the receptivity of the capital markets to initial public offerings or mergers and acquisitions of companies within our technology and life science industry sectors, the availability and return on alternative investments, and general economic conditions in the technology and life sciences industries. Over the past three years, the stock prices of many technology and life science companies have declined substantially, and the capital markets have been less receptive to initial public offerings. Reduced capital markets valuations could further reduce the amount of capital available to startup and emerging growth companies, including companies within our technology and life science industry sectors.

        We are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

        Silicon Valley Bancshares, Silicon Valley Bank, and their subsidiaries are extensively regulated under federal and state law. These regulations are intended primarily for the protection of depositors, other clients, and the deposit insurance fund—not for the benefit of stockholders or security holders. Federal and state laws and regulations limit or otherwise affect the activities in which Silicon Valley Bancshares, Silicon Valley Bank, and their subsidiaries may engage. A change in the applicable statutes, regulations, or regulatory policy may have a material effect on our business and that of our subsidiaries. In addition, Silicon Valley Bancshares, Silicon Valley Bank and their subsidiaries are required to maintain certain minimum levels of capital. Federal and state banking regulators possess broad powers to take supervisory action, as they deem appropriate, with respect to Silicon Valley Bancshares and Silicon Valley Bank. Alliant Partners and SVB Securities, both broker-dealer subsidiaries, are regulated by the SEC and the NASD. Violations of the stringent regulations governing the actions of a broker-dealer can result in the revocation of broker-dealer licenses, the imposition of censures or fines, the issuance of cease and desist orders, and the suspension or expulsion from the securities business of a firm, its officers or employees. Supervisory actions can result in higher capital requirements, higher insurance premiums, and limitations on the activities of Silicon Valley Bancshares, Silicon Valley Bank or their subsidiaries. These supervisory actions could have a material adverse effect on our business and profitability.

        Warrant, venture capital fund, and direct equity investment portfolio gains or losses depend upon the performance of the portfolio investments and the general condition of the public equity markets, which is uncertain.

        We have historically obtained rights to acquire stock, in the form of warrants, in certain clients as part of negotiated credit facilities. We may not be able to realize gains from warrants in future periods, or our realized gains may be materially less than the current level of unrealized gains disclosed in this prospectus. We also have made investments in venture capital funds as well as direct equity investments in companies. The timing and amount of income, if any, from the disposition of client warrants, venture capital funds and direct equity investments typically depend upon factors beyond our control, including the performance of the underlying portfolio companies, investor demand for initial public offerings, fluctuations in the market prices of the underlying common stock of these companies, levels of mergers and acquisitions activity, and legal and contractual restrictions on our ability to sell the underlying securities. In addition, our investments in venture capital funds and direct equity investments have lost value and could continue to lose value or become worthless, which would reduce our net income or could cause a net loss in any period. All of these factors are difficult to predict, particularly in the current economic environment. If equity market conditions do not improve, it is likely that additional investments within our existing portfolio will become impaired. However, we are not in a position to know at the present time which specific investments, if any, are likely to be impaired or the extent or timing of individual impairments. Therefore, we cannot predict future investment gains or losses with any degree of accuracy, and any gains or losses are likely to vary materially from period to period.

        Public offerings and mergers and acquisitions involving our clients can cause loans to be paid off early, which could adversely affect our business and profitability.

        While an active market for public equity offerings and mergers and acquisitions generally has positive implications for our business, one negative consequence is that our clients may pay off or reduce their loans with us if they complete a public equity offering or are acquired or merge with another company. Any significant reduction in our outstanding loans could have a material adverse effect on our business and profitability.

        Our current level of interest rate spread may decline in the future. Any material reduction in our interest spread could have a material impact on our business and profitability.

        A major portion of our net income comes from our interest rate spread, which is the difference between the interest rates paid by us on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates we receive on interest-earning assets, such as loans extended to our clients and securities held in our investment portfolio. Interest rates are highly sensitive to many factors beyond our control, such as inflation, recession, global economic disruptions, and unemployment. In addition, legislative changes could affect the manner in which we pay interest on deposits or other liabilities. For example, Congress has for many years debated repealing a law that prohibits banks from paying interest rates on checking accounts. If this law were to be repealed, we would be subject to competitive pressure to pay interest on our clients' checking accounts, which would negatively affect our interest rate spread. Any material decline in our interest rate spread would have a material adverse effect on our business and profitability. For example, between January 1, 2001 and June 30, 2003, the federal funds interest rate declined by 550 basis points. Consequently, our quarterly net interest margin decreased by 160 basis points, from the fourth quarter of 2000 to the second quarter of 2003.

        Adverse changes in domestic or global economic conditions, especially in the technology sector and especially in California, could have a material adverse effect on our business, growth, and profitability.

        If conditions worsen in the domestic or global economy, especially in the technology sector, our business, growth and profitability are likely to be materially adversely affected. Many of our technology clients have been harmed by the current economic slowdown, and would be further harmed by the continuation or worsening of the global or U.S. economic slowdown. Our clients may be particularly sensitive to disruptions in the growth of the technology sector of the U.S. economy. In addition, a substantial number of our clients are geographically concentrated in California, and adverse economic conditions in California could harm the businesses of a disproportionate number of our clients. To the extent that our clients' underlying businesses are harmed, they are more likely to default on their loans. The current economic slowdown has resulted in both lower average interest-earning assets and average client deposit balances, as compared to prior periods, thus reducing our net interest income. Net interest income in 2002 was $194.7 million, down from $263.0 million in 2001.

        If we fail to retain our key employees, our growth and profitability could be adversely affected.

        We rely on experienced client relationship managers and on officers and employees with strong relationships with the venture capital community to generate new business. If a significant number of these employees were to leave us, our growth and profitability could be adversely affected. We believe that our employees frequently have opportunities for alternative employment with competing financial institutions and with our clients. We did not pay any incentive compensation in 2001 and paid minimal amounts in 2002. The lack of meaningful incentive compensation payouts increases the risk associated with employee retention.

        We cannot assure you that we will be able to maintain our historical levels of profitability in the face of sustained competitive pressures.

        Other banks and specialty and diversified financial services companies, many of which are larger and have more capital than we do, offer lending, leasing and other financial products to our customer base. In some cases, our competitors focus their marketing on our industry sectors and seek to increase their lending and other financial relationships with technology companies, early stage growth companies or special industries such as wineries. In other cases, our competitors may offer a financial product that provides an alternative to one of the products we offer to our clients. When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges.

        We face risks in connection with completed or potential acquisitions.

        We completed one acquisition in each of 2002 and 2001 and, if appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe are strategic. There can be no assurance that we will be able to identify, negotiate or finance future acquisitions successfully, or to integrate such acquisitions with our current business.

        Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on our business, results of operations, and/or financial condition. Any such future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available on terms favorable to us, or at all; and such financing, if available, might be dilutive.

        Upon completion of an acquisition, we are faced with the challenges of integrating the operations, services, products, personnel, and systems of acquired companies into our business, which may divert management's attention from ongoing business operations. In addition, acquisitions of new businesses may subject us to regulatory scrutiny. We cannot assure you that we will be successful in integrating any acquired business effectively into the operations of our business. Moreover, there can be no assurance that the anticipated benefits of any acquisition will be realized.

        We could be liable for breaches of security in our online banking services. Fear of security breaches could limit the growth of our online services.

        We offer various Internet-based services to our clients, including online banking services, a client exchange program, and a Web site where our clients can exchange information with one another. The secure transmission of confidential information over the Internet is essential to maintain our clients' confidence in our online services. Advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect client transaction data. Although we have developed systems and processes that are designed to prevent security breaches and periodically test our security, failure to mitigate breaches of security could adversely affect our ability to offer and grow our online services and could harm our business.

        People generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet as a means of conducting commercial transactions. Our ability to provide financial services over the Internet would be severely impeded if clients became unwilling to transmit confidential information online. As a result, our operations and financial condition could be adversely affected.

        We face risks associated with international operations.

        A component of our strategy is to expand internationally on a limited basis. Expansion into international markets, albeit on a limited basis, will require management attention and resources. We have limited experience in internationalizing our service, and we believe that many of our competitors are also undertaking expansion into foreign markets. There can be no assurance that we will be successful in expanding into international markets. In addition to the uncertainty regarding our ability to generate revenues from foreign operations and to expand our international presence, there are certain risks inherent in doing business on an international basis, including, among others, regulatory requirements, legal uncertainty regarding liability, tariffs, and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, different accounting practices, problems in collecting accounts receivable, political instability, seasonal reductions in business activity, and potentially adverse tax consequences, any of which could adversely affect the success of our international operations. To the extent we expand into international operations and have additional portions of our international revenues denominated in foreign currencies, we could become subject to increased risks relating to foreign currency exchange rate fluctuations. There can be no assurance that one or more of the factors discussed above will not have a material adverse effect on our business, results of operations, and/or financial condition.

        Maintaining or increasing our market share depends on market acceptance and regulatory approval of new products and services.

        Our success depends, in part, upon our ability to adapt our products and services to evolving industry standards and consumer demand. There is increasing pressure on financial services companies to provide products and services at lower prices. In addition, the widespread adoption of new technologies, including Internet-based services, could require us to make substantial expenditures to modify or adapt our existing products or services. A failure to achieve market acceptance of any new products we introduce, or a failure to introduce products that the market may demand, could have an adverse effect on our business, profitability, or growth prospects.

        We have businesses other than banking.

        In addition to commercial banking services, we provide merger and acquisition advisory services, merchant banking services, investment advisory services, and other business services. We may in the future develop or acquire other non-banking businesses. As a result of other such businesses, our earnings could be subject to risks and uncertainties that are different than our commercial banking services.

        If Alliant Partners does not meet earnings targets or is unable to retain key employees, we could have further impairment of related goodwill.

        In 2001, we acquired the assets of Alliant Partners, which offers merger and acquisition advisory services. The success of this business is dependent on a number of factors, including the general level of merger and acquisition activity and client company valuations, which have been negatively affected by the current economic slowdown. Alliant Partners' success is also dependent on the continued employment of several key employees of Alliant Partners.

        We test for impairment of goodwill relating to Alliant Partners on an annual basis, or more frequently if events or changes in circumstances indicate that goodwill might be impaired. We conducted our annual valuation analysis of the Alliant Partners reporting unit as of the end of the second quarter of 2003. We concluded at that time that we had an impairment of goodwill based on our market approach valuation and forecasted discounted cash flows for that reporting unit. In measuring the amount of goodwill impairment, we made a hypothetical allocation of the estimated fair value of the reporting unit to the tangible and intangible assets (other than goodwill) of the reporting unit. Based on this allocation, we concluded that $17.0 million of the related goodwill was impaired and was required to be expensed as a non-cash charge to continuing operations during the second quarter of 2003.

        If Alliant Partners does not meet the most recent projected revenues targets, or if certain key employees were to leave Alliant Partners, we could conclude that the value of the business has decreased and that goodwill relating to Alliant Partners has been further impaired. If we were to conclude that goodwill has been further impaired, that conclusion would result in a non-cash goodwill impairment charge to us, which would adversely affect our results of operations.

Risks Related to the Offering

        Silicon Valley Bancshares' obligations under the junior subordinated debentures and the guarantee agreement are subordinated. The indenture contains no financial covenants. In addition, as a holding company, the ability of Silicon Valley Bancshares to service its debt, including the junior subordinated debentures, depends on the earnings of, and receipt of distributions from, its subsidiaries.

        All obligations of Silicon Valley Bancshares under the guarantee agreement and the junior subordinated debentures are unsecured and rank subordinate and junior in right of payment to all current and future senior debt of Silicon Valley Bancshares. The indenture for the junior subordinated debentures, which we refer to as the indenture, does not restrict the amount of senior debt Silicon Valley Bancshares may incur. In addition, because Silicon Valley Bancshares is a holding company, all obligations of Silicon Valley Bancshares relating to the securities described in this prospectus will be effectively subordinated to all existing and future liabilities of Silicon Valley Bancshares' subsidiaries, including Silicon Valley Bank, regardless of the ranking or seniority of those liabilities.

        Silicon Valley Bancshares' subsidiaries are separate and distinct legal entities. Silicon Valley Bancshares' subsidiaries have no obligation to pay any amounts due on the junior subordinated debentures or to provide Silicon Valley Bancshares with funds for its payment obligations, whether by dividends, distributions, loans or other payments. The ability of subsidiaries of Silicon Valley Bancshares to pay or make dividends, distributions, loans or advances depends upon their respective earnings and could be subject to contractual restrictions. In addition, various federal and state statutes and regulations limit the amount of dividends that Silicon Valley Bancshares' banking and other subsidiaries may pay to it without regulatory approval. As a holding company, the right of Silicon Valley Bancshares to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that Silicon Valley Bancshares may itself be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures and all obligations of Silicon Valley Bancshares relating to the trust preferred securities will be effectively subordinated to all existing and future liabilities of Silicon Valley Bancshares' subsidiaries, and you should look only to the assets of Silicon Valley Bancshares, and not of its subsidiaries, for principal and interest payments on the junior subordinated debentures.

        As of June 30, 2003, Silicon Valley Bancshares had approximately $27.3 million of senior debt outstanding and its subsidiaries had approximately $140.8 million of outstanding debt and other liabilities (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principals) to which the junior subordinated debentures would have been effectively subordinated.

        None of the indenture, the guarantee agreement or the trust agreement places any limitation on the amount of secured or unsecured debt, including senior debt, that Silicon Valley Bancshares or its subsidiaries may incur. Further, those agreements do not limit Silicon Valley Bancshares' ability to issue additional junior subordinated debentures in connection with any future offerings of trust preferred securities, and such additional debentures would rank on parity with the junior subordinated debentures.

See "Description of Junior Subordinated Debentures—Subordination" and "Description of Guarantee Agreement—Status of the Guarantee Agreement."

        SVB Capital II has no operations and its ability to pay distributions on the trust preferred securities is dependent upon the payment by Silicon Valley Bancshares of the junior subordinated debentures.

        SVB Capital II exists for the exclusive purposes of issuing and selling the common securities and the trust preferred securities, using the proceeds from the sale of the trust preferred securities and the common securities to acquire the junior subordinated debentures, and engaging in only those other activities necessary, advisable or incidental to the above purposes. As a result, the ability of SVB Capital II to pay amounts due on the trust preferred securities depends solely upon Silicon Valley Bancshares making payments on the junior subordinated debentures as and when required. As a holding company without significant assets other than its equity interest in its subsidiaries, Silicon Valley Bancshares' ability to pay interest on the junior subordinated debentures to SVB Capital II, and consequently SVB Capital II's ability to pay distributions on the trust preferred securities and Silicon Valley Bancshares' ability to pay its obligations under the guarantee agreement, depends primarily upon the dividends, distributions, loans or advances Silicon Valley Bancshares receives from its subsidiaries. As described above, Silicon Valley Bancshares' subsidiaries are not obligated to make dividends, distributions, advances or loans to Silicon Valley Bancshares and their ability to do so may be subject to contractual and regulatory restrictions.

        Silicon Valley Bancshares may defer the payment of interest on the junior subordinated debentures, which will result in the deferment of the payment of distributions on the trust preferred securities.

        If no event of default with respect to the junior subordinated debentures has occurred and is continuing, the indenture permits Silicon Valley Bancshares to defer payment of interest on the junior subordinated debentures at any time or from time to time for a period not exceeding 20 consecutive quarters for any extension period. No extension period may extend beyond the stated maturity of the junior subordinated debentures. As a consequence of any deferral, quarterly distributions on the trust preferred securities by SVB Capital II will be deferred and you will not receive a cash payment on the scheduled distribution date. During an extension period, the amount of distributions to which you are entitled will continue to accumulate and interest on the accumulated distributions will also accumulate at the rate of 7% per annum, compounded quarterly, from the relevant payment date for such distributions, to the extent permitted by applicable law. During any extension period, Silicon Valley Bancshares will be prohibited from making certain payments or distributions on Silicon Valley Bancshares' capital stock, including dividends on or redemptions of common or preferred stock, and from making certain payments with respect to any debt securities of Silicon Valley Bancshares that rank on parity with or junior in interest to the junior subordinated debentures. During the extension period, Silicon Valley Bancshares will not be restricted from:

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  paying dividends or distributions in capital stock of Silicon Valley Bancshares, which includes common and preferred stock;

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  redeeming rights or taking certain other actions under a shareholders' rights plan;

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  making payments under the guarantee agreement; or

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  making purchases of common stock related to the issuance of common stock or rights under any of Silicon Valley Bancshares' benefit plans for its directors, officers, employees or consultants.

        Silicon Valley Bancshares has not paid cash dividends or made distributions on its common stock during any of the past five years. Currently, Silicon Valley Bancshares has no debt securities that rank on parity with or junior in interest to the junior subordinated debentures, except for its 8.25% Junior Subordinated Deferrable Interest Debentures. Further, during an extension period, Silicon Valley Bancshares will have the ability to continue to make payments on senior debt.

        Prior to the termination of any extension period, Silicon Valley Bancshares may further extend such extension period so long as that extension does not cause such extension period to exceed 20 consecutive quarters or to extend beyond the stated maturity. Upon the termination of any extension period and the payment of all interest then accrued and unpaid, together with interest thereon at the annual rate of 7%, compounded quarterly, to the extent permitted by applicable law, Silicon Valley Bancshares may elect to begin a new extension period subject to the above requirements. If it complies with the requirements for an extension period, Silicon Valley Bancshares may elect to begin an extension period an unlimited number of times. See "Description of the Trust Preferred Securities—Distribution Extension Periods" and "Description of Junior Subordinated Debentures—Option to Defer Interest Payment Period."

        Deferral of distributions will have tax consequences for you and may affect the trading price of the trust preferred securities

        Silicon Valley Bancshares has no current plan to exercise its option to defer payments of interest and considers the likelihood of exercising the option to be a remote contingency as of the date of this prospectus. Therefore, it is Silicon Valley Bancshares' position for tax reporting purposes that the junior subordinated debentures will be treated as issued without "original issue discount" for United States federal income tax purposes. As a result, you will include interest in taxable income under your own method of accounting, i.e., cash or accrual. If Silicon Valley Bancshares were to exercise its right to defer payments of interest, you would be required to include your pro rata share of original issue discount in gross income as it accrues for United States federal income tax, and possibly other, purposes in advance of the receipt of cash. If the tax authorities were to assert successfully that, as of the issue date of the junior subordinated debentures, exercise of the option is not a remote or incidental contingency, the tax authorities would treat the junior subordinated debentures as being issued with contingent payments for interest accrual purposes under the Treasury Regulations. See "Certain Federal Income Tax Consequences—Interest Income and Original Issue Discount."

        If Silicon Valley Bancshares elects to exercise its right to defer payments of interest in the future, the market price of the trust preferred securities is likely to be adversely affected. Therefore, if you dispose of your trust preferred securities during an extension period, you might not receive the same return on your investment as another holder that continues to hold the trust preferred securities.

        Subject to prior approval by the Federal Reserve, Silicon Valley Bancshares may redeem the junior subordinated debentures prior to maturity, in which case the trust preferred securities will be redeemed by SVB Capital II.

        Silicon Valley Bancshares may at any time and from time to time, at its option, on or after October 30, 2008, redeem the junior subordinated debentures in whole or in part at 100% of the principal amount together with any accrued but unpaid interest to the date fixed for redemption. Upon redemption of the junior subordinated debentures, SVB Capital II will likewise redeem a proportional amount of the trust preferred securities. If the trust preferred securities are redeemed, you may not be able to reinvest the proceeds from the redemption in an investment with the same or higher rate of return as your trust preferred securities.

        In addition, upon the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event, each event as defined in this prospectus, whether occurring before or after October 30, 2008, Silicon Valley Bancshares may, if certain conditions are met, redeem the junior subordinated debentures in whole, but not in part. The redemption price will equal 100% of the principal amount of the junior subordinated debentures together with accrued but unpaid interest to the date fixed for redemption, which date must be within 90 days following the occurrence of such tax event, investment company event or capital treatment event. The redemptions of the junior subordinated debentures will cause a mandatory redemption of the trust securities. Silicon Valley Bancshares' ability to exercise this right is subject to its receipt of the prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Trust Preferred Securities—Redemption."

        Recent accounting changes may entitle Silicon Valley Bancshares to redeem the junior subordinated debentures prior to maturity, and if so redeemed, the trust preferred securities will be redeemed by SVB Capital II.

        Historically, issuer trusts, such as SVB Capital II, have been consolidated by their parent companies for accounting purposes. In addition, bank holding companies have been permitted to treat the trust preferred securities as Tier 1 capital under Federal Reserve rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries. We have previously consolidated our issuer trust, SVB Capital I, for regulatory capital purposes, and the outstanding trust preferred securities of our issuer trust have been treated as Tier 1 capital by us.

        In January 2003, the Financial Accounting Standards Board, or FASB, issued accounting interpretation No. 46, "Consolidation of Variable Interest Entities." The application of this interpretation to issuer trusts and whether issuer trusts may still be consolidated is the subject of debate, as discussed in the section below entitled "Accounting and Regulatory Treatment." If issuer trusts are no longer consolidated, the trust preferred securities issued by issuer trusts would not be considered a minority interest in equity accounts of a consolidated subsidiary and may not be accorded Tier 1 capital treatment by the Federal Reserve. The Federal Reserve, in reacting to the issuance of this FASB interpretation, has indicated that qualifying trust preferred securities will continue to be treated as Tier 1 capital until notice to the contrary is given.

        If Tier 1 capital treatment were to be disallowed in the future, we would be able to redeem the junior subordinated debentures, thereby causing a mandatory redemption of the trust preferred securities pursuant to the special "capital treatment event" redemption described under "Description of the Trust Preferred Securities—Redemption." Under such circumstances, no additional cash distributions would be paid on the trust preferred securities after they were redeemed and you would lose whatever future potential income you may have expected to receive as a holder of the trust preferred securities. Additionally, there would be a reduction in our consolidated capital ratios, as discussed more fully in the section entitled "Accounting and Regulatory Treatment."

        Silicon Valley Bancshares may distribute junior subordinated debentures to you.

        Silicon Valley Bancshares will have the right at any time to terminate SVB Capital II, subject to prior approval by the Federal Reserve, and, after satisfaction of liabilities to creditors of SVB Capital II as required by applicable law, cause the junior subordinated debentures to be distributed to you in liquidation of SVB Capital II. Because you may receive junior subordinated debentures in liquidation of SVB Capital II and because distributions on the trust preferred securities depend upon payments on the junior subordinated debentures, you are also making an investment decision with regard to the junior subordinated debentures and should carefully review all the information regarding the junior subordinated debentures contained in this prospectus.

        We expect that the trust preferred securities will be listed on the Nasdaq National Market. The junior subordinated debentures will not be listed on the Nasdaq National Market or any other exchange or interdealer quotation system. If SVB Capital II is terminated and the junior subordinated debentures are distributed to you, Silicon Valley Bancshares has agreed in the trust agreement to use its best efforts to have the junior subordinated debentures approved for quotation on the Nasdaq National Market or on such other exchange, interdealer quotation system or self-regulatory organization as the trust preferred securities are then listed. However, since the Nasdaq National Market does not currently list debt securities and the NYSE generally only lists debt securities of currently listed companies, we cannot assure you that we will be able to successfully obtain a listing on either of those two trading systems or at all, which may adversely affect the liquidity of your investment.

        Under current United States federal income tax law and interpretations, and assuming, as set forth in an opinion of counsel to Silicon Valley Bancshares, SVB Capital II is classified as a grantor trust for such purposes, a distribution of the junior subordinated debentures upon a liquidation of SVB Capital II should not be a taxable event to you. However, if a tax event were to occur which would cause SVB Capital II to be subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures, a distribution of the junior subordinated debentures by SVB Capital II could be a taxable event to SVB Capital II and to you. See "Certain Federal Income Tax Consequences—Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities."

        Silicon Valley Bancshares may shorten the stated maturity of junior subordinated debentures.

        Silicon Valley Bancshares will have the right at any time to shorten the maturity of the junior subordinated debentures to a date not earlier than October 30, 2008 and thereby cause the trust preferred securities to be redeemed on such earlier date. The exercise of this right is subject to Silicon Valley Bancshares having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Junior Subordinated Debentures—Redemption."

        If Silicon Valley Bancshares does not make payments on the junior subordinated debentures, SVB Capital II will not be able to pay distributions and other payments on the trust preferred securities and the guarantee agreement will not apply.

        SVB Capital II will depend solely upon Silicon Valley Bancshares making timely payments on the junior subordinated debentures to pay amounts due to you on the trust preferred securities. If Silicon Valley Bancshares fails to make payments on the junior subordinated debentures, SVB Capital II will be unable to make the related distribution or liquidation payments on the trust preferred securities to you. If this happens, you will not be able to rely on the guarantee agreement for payment of amounts owed to you. In that case, if Silicon Valley Bancshares is in default under the indenture, you may:

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  rely on the property trustee of SVB Capital II to enforce the rights under the junior subordinated debentures with the direction of the holders of a majority in liquidation amount of the trust preferred securities, or

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  directly sue Silicon Valley Bancshares or seek other remedies to collect the pro rata share of payments owed to you.

        Silicon Valley Bancshares' ability to pay interest on the junior subordinated debentures may be adversely impacted if it cannot deduct such interest payments.

        Silicon Valley Bancshares' ability to deduct the interest paid on the junior subordinated debentures depends upon whether the junior subordinated debentures are characterized as debt instruments for federal income tax purposes, taking all the relevant facts and circumstances into account. Silicon Valley Bancshares' counsel has rendered an opinion to it that the junior subordinated debentures will be treated as debt instruments for federal income tax purposes. In accordance with that opinion of counsel, Silicon Valley Bancshares will deduct the interest on the junior subordinated debentures. However, the legal opinion is not binding on the tax authorities or the courts. If the interest on the junior subordinated debentures is finally determined not to be deductible by Silicon Valley Bancshares, Silicon Valley Bancshares would have significant additional income tax liabilities. Any such tax liability could adversely affect the ability of Silicon Valley Bancshares to pay interest on the junior subordinated debentures to SVB Capital II, and, consequently, SVB Capital II's ability to pay distributions on the trust preferred securities and Silicon Valley Bancshares' ability to pay its obligations under the guarantee agreement.

        The indenture and the trust agreement contain limited or no covenants relating to Silicon Valley Bancshares.

        The indenture contains limited covenants, and the trust agreement contains no covenants, relating to Silicon Valley Bancshares. As a result, neither the indenture nor the trust agreement protects you in the event of a material adverse change in Silicon Valley Bancshares' or our financial condition or results of operations or limits the ability of Silicon Valley Bancshares or any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether Silicon Valley Bancshares will be able to comply with its obligations under the junior subordinated debentures or the guarantee agreement.

        The trust preferred securities have limited voting rights.

        You will generally have limited voting rights relating only to the modification of the trust preferred securities, the dissolution, winding-up, termination or liquidation of SVB Capital II, and the exercise of SVB Capital II's rights as holder of junior subordinated debentures. You will not be entitled to vote to appoint, remove or replace the property trustee or the Delaware trustee, and such voting rights are vested exclusively in the holder of the common securities except upon the occurrence of certain events described in this prospectus. In no event will you have the right to vote to appoint, remove or replace the administrative trustees as these voting rights are vested exclusively in the holder of the common securities. The property trustee, the administrative trustees and Silicon Valley Bancshares may amend the trust agreement without your consent to ensure that SVB Capital II will be classified for United States federal income tax purposes as a grantor trust or to ensure that SVB Capital II will not be required to register as an "investment company," even if such action adversely affects your interests.

        Your ability to enforce your rights if there is an event of default under the indenture is limited.

        You may not be able to directly enforce your rights against Silicon Valley Bancshares if there is an event of default under the indenture. The occurrence of an event of default under the indenture constitutes an event of default under the trust agreement. If a default were to occur, in some cases, you will have to rely on the enforcement of the property trustee of its rights as holder of the junior subordinated debentures against Silicon Valley Bancshares. The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by a record holder to do so, any record holder may, to the extent permitted by applicable law, take action directly against Silicon Valley Bancshares to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to Silicon Valley Bancshares' failure to pay interest or principal on the junior subordinated debentures, or if Silicon Valley Bancshares defaults under the guarantee agreement, you may proceed directly against Silicon Valley Bancshares. You will not be able to exercise directly any other remedies available to the junior subordinated debentures unless the property trustee fails to do so.

        A market may not develop for the trust preferred securities.

        Although we have applied to have the trust preferred securities approved for quotation on the Nasdaq National Market, there is no existing market for the trust preferred securities. There can be no assurance that an active and liquid trading market for the trust preferred securities will develop or that quotation of the trust preferred securities will continue to be available on Nasdaq. Although the underwriters have informed SVB Capital II and us that they intend to make a market in the trust preferred securities offered by this prospectus, the underwriters are not obligated to do so and any such market making activity may be terminated at any time without notice to you.

        Future trading prices of the trust preferred securities will depend on many factors including, among other things, prevailing interest rates, our operating results and financial condition, and the market for similar securities. As a result of Silicon Valley Bancshares' right to defer interest payments on or, subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, shorten the stated maturity of the junior subordinated debentures, the market price of the trust preferred securities may be more volatile than the market prices of debt securities that are not subject to such optional deferrals or reduction in maturity.

        We can give no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for the trust preferred securities if Silicon Valley Bancshares exercises its right to terminate SVB Capital II. Accordingly, the trust preferred securities that you may purchase, or the junior subordinated debentures that you may receive in liquidation of SVB Capital II, may trade at a discount from the price that you paid to purchase the trust preferred securities offered hereby.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have in the past and may in the future make forward-looking statements orally to analysts, investors, the media, and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include:

  •
  projections of future revenues, income, earnings per share, cash flows, balance sheet, capital expenditures, capital structure or other financial items;

  •
  descriptions of strategic initiatives, plans or objectives for future operations, including pending acquisitions;

  •
  descriptions of products, services, and industry sectors;

  •
  forecasts of future economic performance; and

  •
  descriptions of assumptions underlying or relating to any of the foregoing.

        In this prospectus and the documents incorporated by reference, we make forward-looking statements discussing our expectations about:

  •
  future changes in our average loan balances and their impact on our net interest margin;

  •
  future net interest margin;

  •
  future changes in short-term interest rates and their impact on our earnings;

  •
  future changes in private label investment product balances due to transferring of private label investment operations from Silicon Valley Bank to its wholly owned broker-dealer subsidiary;

  •
  future revenues of Alliant Partners;

  •
  future impairment of goodwill;

  •
  future investment gains or losses from private equity and venture capital fund investments;

  •
  future changes in trust preferred securities distributions expense due to changes in hedging interest rates;

  •
  future changes in equity market prices of client companies and its impact on future warrant income;

  •
  future market conditions and impairment charges on investments;

  •
  future credit losses due to nonperformance of other parties;

  •
  future changes in allowance for loan losses balance;

  •
  future cost of funds savings from raising capital through real estate investment trust;

  •
  future tax benefits from a real estate investment trust;

  •
  future common stock repurchases;

  •
  future funds generated through earnings and related impact on liquidity;

  •
  future non-performing loans;

  •
  future Full Time Equivalent Employees;

  •
  future expansiveness and competitiveness of array of investment products and services;

  •
  future write-downs of equity investments;

  •
  future growth of private label investment products and international services;

  •
  future growth of our client-lending relationships;

  •
  future tax benefits of our real estate investment trust;

  •
  future adequacy of our capital leverage ratios; and

  •
  future deferral of payments of interest on the junior subordinated debentures.

        You can identify these and other forward-looking statements by words such as "becoming," "may," "will," "should," "predicts," "potential," "continue," "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends," or using the negative of such words, or comparable terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, and we have based these expectations on our beliefs and assumptions, such expectations may prove to be incorrect. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by its forward-looking statements.

        For information about factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the "Risk Factors" section of this prospectus. We urge investors to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

USE OF PROCEEDS

        SVB Capital II will invest all of the proceeds from the sale of trust preferred securities in the junior subordinated debentures. The net proceeds to Silicon Valley Bancshares from the sale of the junior subordinated debentures relating to the trust preferred securities are estimated to be $47.8 million, net of estimated underwriting commissions and other estimated offering expenses. Silicon Valley Bancshares intends to use the net proceeds:

  •
  to redeem approximately $40.0 million of its existing 8.25% junior subordinated debentures due 2028, which are held by SVB Capital I; and

  •
  for general corporate purposes, which may include, investments in, or extensions of credit to, its subsidiaries.

        Pending such uses, Silicon Valley Bancshares intends to invest the net proceeds in investment-grade obligations and interest-bearing money market instruments.

REGULATORY CAPITAL RATIOS

        The following table sets forth our consolidated capital ratios at June 30, 2003 and as adjusted to give effect to the issuance of the trust preferred securities by SVB Capital II offered hereby and redemption of the trust preferred securities by SVB Capital I.

	June 30, 2003
	Actual	As Adjusted(1))
Total risk-based capital	14.6%	14.8%
Tier 1 risk-based capital	10.1%	10.3%
Tier 1 leverage ratio	9.9%	10.1%

(1)
Assumes net proceeds are invested in 20% risk-weighted assets.

CAPITALIZATION

        The following table sets forth our consolidated long-term debt and capitalization as of June 30, 2003 and as adjusted to give effect to the issuance of the $50.0 million aggregate liquidation amount of trust preferred securities offered by SVB Capital II, net of estimated underwriting commissions and other estimated offering expenses and receipt by us of the proceeds from the corresponding sale of the junior subordinated debentures to SVB Capital II and the redemption of $40.0 million aggregate liquidation amount of trust preferred securities of SVB Capital I. You should read this table in conjunction with our summary of consolidated financial data and audited consolidated financial statements, which are incorporated by reference in this prospectus.

        The number of outstanding shares of common stock listed in the following table excludes 6,585,155 shares issuable upon the exercise of options outstanding on June 30, 2003 with a weighted average exercise price of $22.80 per share and 1,674,914 shares reserved for issuance under our 1997 equity incentive plan.

	As of June 30, 2003
	Actual		As Adjusted(1)
	(unaudited) (in thousands, except par values and share data)
Long-term debt:
Company obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior subordinated debentures issued in October 2003 (trust preferred securities)	—		$50,000
Other long-term debt	$163,057		$163,057

Total long-term debt	$163,057		$213,057
Company obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior subordinated debentures issued in May 1998 (trust preferred securities)	38,718	(2)	—
Minority interest	47,481		47,481
Stockholders' equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; none outstanding	—		—
Common stock, $0.001 par value, 150,000,000 shares authorized; actual and as adjusted—34,490,249 shares outstanding	34		34
Additional paid-in capital	1,758		1,758
Retained earnings	419,999		418,717
Unearned compensation	(1,839)		(1,839)
Accumulated other comprehensive income:
Net unrealized gains on available-for-sale investments	12,183		12,183

Total stockholders' equity	432,135		430,853

Total capitalization	$681,391		$691,391

(1)
The $50.0 million aggregate liquidation amount of trust preferred securities of SVB Capital II is classified as long-term debt in accordance with the provisions of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Instruments with Characteristics of Both Debt and Equity," which is effective for financial instruments entered into after May 31, 2003. The trust preferred securities issued by SVB Capital I are classified between the liabilities and equity sections of our consolidated balance sheet at June 30, 2003. Adoption of SFAS No. 150 will result in a reclassification of these trust preferred securities to the liabilities section of our consolidated balance sheet for periods after June 30, 2003. Other than the impact described above, SFAS No. 150 will not have a material impact on our results of operations or financial condition.

(2)
Net of issuance costs.

ACCOUNTING AND REGULATORY TREATMENT

        For financial reporting purposes, we anticipate that SVB Capital II will be treated as a subsidiary of Silicon Valley Bancshares and, accordingly, the accounts of SVB Capital II will be included in our consolidated financial statements. We will present the trust preferred securities as a separate line item in our consolidated balance sheet under the caption "Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," as a liability and we will include appropriate disclosures about the trust preferred securities, the guarantee agreement and the junior subordinated debentures in the notes to consolidated financial statements. For financial reporting purposes, we will record distributions payable on the trust preferred securities as an interest expense in the consolidated statements of operations.

        Future reports of Silicon Valley Bancshares filed under the Exchange Act will include a note to the financial statements stating that:

  •
  SVB Capital II is a wholly-owned subsidiary;

  •
  the sole assets of SVB Capital II are the junior subordinated debentures (specifying the principal amount, interest rate and maturity date of such junior subordinated debentures); and

  •
  the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by Silicon Valley Bancshares of the obligations of SVB Capital II under the trust preferred securities.

        SVB Capital II will not provide separate reports under the Exchange Act.

        Silicon Valley Bancshares is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. On October 21, 1996, the Federal Reserve announced that certain qualifying amounts of cumulative preferred securities having the characteristics of the trust preferred securities could be included as Tier 1 Capital for bank holding companies, however, capital received from the sale of such cumulative preferred securities, including the trust preferred securities, cannot constitute, as a whole, more than 25% of the total Tier 1 Capital of Silicon Valley Bancshares. We call this the "25% Capital Limitation." Amounts in excess of the 25% Capital Limitation would constitute Tier 2 or supplementary capital of Silicon Valley Bancshares. We expect that the trust preferred securities will comply with Federal Reserve requirements and will be treated as Tier 1 Capital of Silicon Valley Bancshares for these purposes.

        In January 2003, however, FASB issued FASB Interpretation No. 46, "Consolidation Of Variable Interest Entities," or FIN 46, which applies to certain variable interest entities after January 31, 2003 and to all variable interest entities effective July 1, 2003. FIN 46 specifies circumstances under which variable interest entities should be treated as consolidated subsidiaries and when they should not. Issuer trusts such as our trusts, SVB Capital I and SVB Capital II, may constitute variable interest entities, and may not satisfy the conditions for consolidation. Historically, issuer trusts that issued trust preferred securities have been consolidated by their parent companies and the accounts of such issuer trusts have been included in the consolidated financial statements of such parent companies. Accordingly, we have included our existing trust preferred securities in our consolidated balance sheets under "Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," and have included appropriate disclosures about such trust preferred securities and the corresponding guarantees and junior subordinated debentures in the notes to our consolidated financial statements. To the extent that we continue to consolidate our issuer trusts, our future public reports will also include disclosures with respect to SVB Capital I and SVB Capital II, including a statement that the sole asset of each trust is the related junior subordinated debentures, with information provided as to the principal amount, interest rate and maturity date of each instrument. For periods after June 30, 2003, we will disclose the trust preferred securities, both existing and those offered by this prospectus, on our balance sheet in accordance with SFAS No. 150, which is described in "Capitalization." For financial reporting purposes, we have recorded distributions on such trust preferred securities in our consolidated statements of income.

        The accounting profession continues to debate these issues as of the date of this prospectus. If, in the future, the accounting profession concludes that issuer trusts are no longer permitted to be consolidated under FIN 46, we would no longer consolidate the issuer trusts in preparing our financial statements in accordance with accounting principles generally accepted in the United States of America, and would make certain adjustments to our financial statements to reflect the deconsolidation. Specifically, we would record our junior subordinated debentures issued to the issuer trusts as liabilities, and would record offsetting assets for the cash and common securities received from such issuer trusts in our consolidated balance sheet. For financial reporting purposes, we would record interest expense on the corresponding junior subordinated debentures in our consolidated statements of income. We do not believe that such adjustments would have a material effect on our financial condition or results of operations as presented in our consolidated financial statements.

        However, such deconsolidation could result in a change to the regulatory capital treatment of trust preferred securities issued by us and other U.S. bank holding companies. Specifically, it is possible that since the issuer trusts would no longer be consolidated by us, the trust preferred securities issued by such issuer trusts would not be considered a minority interest in equity accounts of a consolidated subsidiary and therefore not be accorded Tier 1 capital treatment by the Federal Reserve. Although the Federal Reserve has indicated in Supervision and Regulation Letter No. 03-13 (July 2, 2003) that trust preferred securities will be treated as Tier 1 capital until notice is given to the contrary, the supervisory letter also indicates that the Federal Reserve will review the regulatory implications of any accounting treatment changes and will provide further guidance if necessary or warranted. If Tier 1 capital treatment were disallowed, there would be a reduction in our consolidated capital ratios. However, we believe that even if Tier 1 capital treatment were disallowed, we would remain in compliance with the regulatory capital requirements under existing Federal Reserve guidelines necessary to be considered a well capitalized institution. Trust preferred securities have been treated as eligible for Tier 1 capital treatment by bank holding companies under Federal Reserve rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries. Pending a change in accounting or regulatory treatment, the outstanding trust preferred securities of SVB Capital I and SVB Capital II will be treated as Tier 1 capital by us.

        As of June 30, 2003, approximately $40 million in aggregate liquidation amount of trust preferred securities were outstanding that we treated as Tier 1 capital for regulatory capital purposes. If all of our outstanding trust preferred securities at June 30, 2003 were not treated as Tier 1 capital at that date, Silicon Valley Bancshares' Tier 1 leverage capital ratio would have declined from 9.9% to 8.8%, its Tier 1 risk-based capital ratio would have declined from 10.1% to 9.0%, and its total risk-based capital ratio would have declined from 14.6% to 13.5% as of June 30, 2003. These reduced capital ratios would continue to meet the applicable Federal Reserve capital requirements for a well capitalized institution.

MANAGEMENT

        Our directors and executive officers are as follows:

Name	Age	Position
Alex W. Hart	62	Chairman of the Board of Directors
Kenneth P. Wilcox	54	President, Chief Executive Officer and Director
Greg Becker	36	Chief Operating Officer, Commercial Bank
Harry W. Kellogg	59	President, Merchant Banking
James L. Kochman	53	President, Investment Banking
Marc J. Verissimo	47	Chief Strategy and Risk Officer and acting Chief Financial Officer
Derek Witte	46	General Counsel and Corporate Secretary
Gary K. Barr	58	Director
James F. Burns, Jr.	65	Director
Peter D. Goodson	60	Director
G. Felda Hardymon	55	Director
Stephen E. Jackson	57	Director
James R. Porter	67	Director
Michaela K. Rodeno	56	Director

        Alex W. Hart was named our Chairman of the Board in April 2003, and has been a member of our board of directors since 2001. He has been an independent consultant to the financial services industry since November 1997. From August 1995 to November 1997, he was the Chief Executive Officer of Advanta Corporation, a diversified financial services company located in Spring House, Pennsylvania. He was also the Executive Vice Chairman of Advanta Corporation from March 1994 to August 1996. He is currently a director of Fair Isaac Corporation, a predictive software company located in San Rafael, California, Sanchez Computer Associates, a banking software company located in Malvern, Pennsylvania, Global Payments, Inc., a payment services company located in Atlanta, Georgia, and Actrade Financial Technologies, a trade finance company located in Somerset, New Jersey.

        Kenneth P. Wilcox joined Silicon Valley Bank in April 1990 as Regional Vice President of Silicon Valley Bank's East Coast Technology Group. Prior to becoming Executive Vice President and Manager of the East Coast Technology Group in November 1995, Mr. Wilcox held increasingly responsible positions with Silicon Valley Bank, having served as Manager of the East Coast Technology Group since June 1993. Mr. Wilcox was appointed Chief Banking Officer in December 1997. Mr. Wilcox was named President and Chief Operating Officer of Silicon Valley Bank in May 1999 and was appointed Chief Executive Officer of Silicon Valley Bank in January 2000. In April 2001, Mr. Wilcox was named our President and Chief Executive Officer. Mr. Wilcox has been a member of our board of directors since 2000.

        Greg Becker joined Silicon Valley Bank in 1993 as a Vice President of the Northern California Technology Division. In May 1995, he joined the National Division to develop client relationships in Colorado and in May 1996, he was appointed Senior Vice President and Manager of the Colorado Office. From February 1999 to January 2001, Mr. Becker served as the Division Manager of Silicon Valley Bank's Venture Capital Group. In January 2002, Mr. Becker was named Head, Commercial Banking of the Bank. Mr. Becker was named the Chief Operating Officer of the Bank in September 2003.

        Harry W. Kellogg joined Silicon Valley Bank in October 1986 as Senior Vice President of Silicon Valley Bank's Technology Division. Mr. Kellogg served as our Chief Marketing Officer from September 1993 to April 1994 (when he left for ten months, during which time, he served as Executive Vice President for the Emerging Growth Industries Division of Cupertino Bank). Mr. Kellogg returned to Silicon Valley Bank in February 1995 as Chief Marketing Officer. From December 1997 to November 1998, he served as the Manager of the Silicon Valley Bank's Products and Services Group. Mr. Kellogg then held the position of

Manager of the Silicon Valley Bank's Strategic Initiatives Group from November 1998 to January 2002. Since January 2002, Mr. Kellogg has been serving as President of our Merchant Bank. In addition to his role as the President of our Merchant Bank, Mr. Kellogg also served as the interim President of our Private Bank from July 2002 until his successor was appointed in January 2003. He was appointed Vice Chairman of the board of Silicon Valley Bank in May 1999.

        James L. Kochman joined our company's mergers & acquisition advisory subsidiary (the "M&A Company") as Managing Director in September 2001 as part of the M&A Company's acquisition of Alliant Partners. He is also a member of the M&A Company's board of directors. In January 2002, Mr. Kochman was named President, Investment Banking. Prior to joining the M&A Company, Mr. Kochman was one of the founding partners of Alliant Partners, a mergers & acquisition advisory firm in Palo Alto, California where he served as Managing General Partner from April 1991 until the sale to the M&A Company. Prior to the formation of Alliant Partners, Mr. Kochman served as President and Chief Executive Officer at S-TRON, a defense electronics company in Mountain View, California from 1987 to 1990. Mr. Kochman also spent six years with FMC Corporation, a diversified holding company where he held a variety of Corporate Staff positions, including Director of Manufacturing and Director of Technology/Business Development.

        Marc J. Verissimo joined Silicon Valley Bank in May 1993 as Team Leader in the Northern California Technology Division. Mr. Verissimo was named Manager of the Silicon Valley Lending Division in September 1993. Mr. Verissimo served as Manager of Silicon Valley Bank's Corporate Finance Group from January 2000 to November 2000. From November 2000 to January 2002, Mr. Verissimo served as Manager of the Risk Management Group. Mr. Verissimo was named Chief Strategy Officer in January 2002, and Chief Strategy and Risk Officer in January 2003. Mr. Verissimo became the acting Chief Financial Officer on October 17, 2003.

        Derek Witte joined us as General Counsel in 2003. Mr. Witte came to us with over 20 years of general counsel and operational experience in Silicon Valley. Prior to joining us, Mr. Witte served as the Vice President and General Counsel for Tellme Networks, Inc., a voice recognition start-up company from 2001 to 2002. From 1990 to 2001, Mr. Witte served as Vice President and General Counsel, and eventually Senior Vice President of Worldwide Operations responsible for information technology, manufacturing, facilities and purchasing groups for Symantec Corporation.

        Gary K. Barr has been a member of our board of directors since 1982. He has been the Chief Executive Officer of Go!Networks, Inc., a technical support company located in Carbondale, Colorado, since October 2001. Prior to joining Go!Networks, Mr. Barr was the Chief Executive Officer of Pacific Coast Capital, a real estate investment and management company located in Carbondale, Colorado, from August 1992 to December 2000. From February 1999 to June 2001, he was the Chief Executive Officer of Sports Participant Network, an internet services company.

        James F. Burns, Jr. has been a member of our board of directors since 1994. He has been the Trustee of CBR Liquidating Trust since October 1996, and formerly was the Executive Vice President and Chief Financial Officer of CBR Information Group, a credit and mortgage reporting company located in Houston, Texas, from September 1993 to October 1996. From 1997 to 2002, Mr. Burns was a member of the board of directors and the Founder of Bank First, a New Mexico chartered bank located in Albuquerque, New Mexico. He was the Executive Vice President and Chief Financial Officer of Integratec, Inc., a company providing credit origination, servicing and collection services, and the parent company of CBR Information Group prior to the spin-off of the latter in 1993, from 1988 to 1993.

        Peter D. Goodson has been a member of our Board since October 16, 2003. Mr. Goodson is a retired partner with the private equity firm of Clayton, Dubilier & Rice. Prior to that, Mr. Goodson was a Managing Director at Kidder, Peabody & Company, where he founded the Mergers and Acquisitions Group. Mr. Goodson is an adjunct professor of Finance at UC Berkeley's Haas Business School, having also taught at Columbia University and New York University. Mr. Goodson is a graduate of Stanford University and has completed the Harvard Business School program for Financial Executives.

        G. Felda Hardymon has been a member of our board of directors since 2001. He has been the General Partner of Bessemer Venture Partners, a venture capital firm located in Wellesley Hills, Massachusetts since May 1981. Since July 1998, Mr. Hardymon has been a Professor of Management Practice at Harvard Business School located in Boston, Massachusetts.

        Stephen E. Jackson has been a member of our board of directors since 1998. He has been the President and Chief Executive Officer of American Central Gas Companies, Inc., a gas pipeline company located in Tulsa, Oklahoma, since April 1996. He has been the Founder, President and Chief Executive Officer of American Land Development Company, a developer of residential homesites located in Tulsa, Oklahoma, since 1988. Since July 2000, he has been the President of eLynx Technologies, Inc., a company that provides real time data collection, production reporting, trending, monitoring and control via the internet for the oil and gas industry.

        James R. Porter has been a member of our board of directors since 1994. He has been the Chairman of Firstwave Technologies, a software company located in Atlanta, Georgia since April 1999. From February 1997 to May 1999, he was the Chairman of CCI/Triad, a computer services company located in Austin, Texas. Since February 1985, Mr. Porter has been a member of the board of directors of CCI/Triad, which is located in Austin, Texas. He was the President, Chief Executive Officer and Director of Triad Systems Corporation, a computer software company located in Livermore, California, from September 1985 to February 1997. Mr. Porter is currently a director of Firstwave Technologies located in Atlanta, Georgia, and Cardone Industries, a manufacturing company located in Philadelphia, Pennsylvania. He has been a Member of the Board of Regents of Pepperdine University since 1993 and a Member of the Advisory Board of American Central Gas Technologies, Tulsa, Oklahoma since 2001.

        Michaela K. Rodeno has been a member of our board of directors since 2001. Since November 1988, she has been the Chief Executive Officer of Skalli Corporation, doing business as St. Supery Vineyards and Winery, which is located in Rutherford, California.

        On October 16, 2003, Silicon Valley Bancshares announced that Larry W. Sonsini joined its Board of Directors. Mr. Sonsini will be a director effective November 8, 2003. Mr. Sonsini is the Chairman and Chief Executive Officer of the law firm of Wilson Sonsini Goodrich & Rosati. Mr. Sonsini joined the firm in 1966 upon receiving his J.D. from Boalt Hall School of Law, University of California at Berkeley. He also received an A.B. from U.C. Berkeley in 1963. In 2001 Mr. Sonsini was appointed to the Board of Directors of the New York Stock Exchange. He is a Director of the following public companies: Brocade Communications Systems, Inc., Echelon Corporation, Lattice Semiconductor Corporation, LSI Logic Corporation and PIXAR, Inc.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

        SVB Capital II will issue the trust preferred securities and the common securities pursuant to the terms of the amended and restated trust agreement dated as of October 30, 2003. The trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Initially, Wilmington Trust Company will be the Delaware trustee and the property trustee. The property trustee is the independent trustee whose sole responsibility is to fulfill the obligations specified in the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

        Because this is a summary of the terms and provisions of the trust preferred securities and the trust agreement, it may not contain all of the information that may be important to you. You should read the entire trust agreement, including the definitions in that agreement, and the Trust Indenture Act. Silicon Valley Bancshares and SVB Capital II filed the form of the trust agreement as an exhibit to the registration statement of which this prospectus forms a part.

General

        Pursuant to the terms of the trust agreement, the administrative trustees on behalf of SVB Capital II will issue the trust preferred securities and the common securities. In this prospectus, we refer to the trust preferred securities and the common securities collectively as "trust securities." The trust preferred securities will represent preferred undivided beneficial interests in the assets of SVB Capital II. The trust preferred securities will be entitled to a preference over the common securities in certain circumstances with respect to distributions and amounts payable on redemption or liquidation, as well as other benefits as described in the trust agreement. Silicon Valley Bancshares will hold all of the common securities of SVB Capital II. The only assets of SVB Capital II will be the junior subordinated debentures issued by Silicon Valley Bancshares, and the sole revenues of SVB Capital II will be payments by Silicon Valley Bancshares under the junior subordinated debentures and the expense agreement.

        The trust preferred securities will rank on parity with, and payments will be made on the trust preferred securities pro rata with, the common securities of SVB Capital II except as described under "—Subordination of Common Securities to the Trust Preferred Securities" below. The property trustee will hold legal title to the junior subordinated debentures in trust for the benefit of the holders of the trust securities. The guarantee agreement executed by Silicon Valley Bancshares for the benefit of the holders of the trust preferred securities will be a guarantee only on a subordinated basis. The guarantee agreement will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or on liquidation of the trust preferred securities if SVB Capital II does not have funds on hand available to make such payments. See "Description of Guarantee Agreement."

Distributions

        Distributions on the trust preferred securities will be payable at the annual rate of 7% of the stated liquidation amount of $25, payable quarterly in arrears on the 15th day of January, April, July and October in each year, commencing on January 15, 2004 to the holders of trust preferred securities on the relevant record dates. We refer to each date on which distributions are payable in accordance with the preceding sentence as a distribution date. The amount of each distribution on the trust preferred securities will include amounts accrued through the date the distribution payment is due. Distributions on the trust preferred securities will be payable to the holders of the trust preferred securities as they appear on the register of SVB Capital II on the relevant record date, which will be the date 15 days prior to the relevant distribution date. Distributions will accumulate from the date of original issuance of the trust preferred securities.

        The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which distributions are payable on the trust preferred securities is not a business day, payment of the distribution payable on such date will be made on the next business day without any interest or other payment in respect to any such delay, with the same force and effect as if made on the date such payment was originally payable. As used in this prospectus, a "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of California are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

        The funds of SVB Capital II available for distribution to you will be limited to payments by Silicon Valley Bancshares under the junior subordinated debentures in which SVB Capital II will invest the proceeds from the issuance and sale of its trust preferred securities. See "Description of Junior Subordinated Debentures." If Silicon Valley Bancshares does not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities. The payment of distributions, if and to the extent SVB Capital II has funds legally available for the payment of such distributions and cash sufficient to make such payments, is guaranteed by Silicon Valley Bancshares. See "Description of Guarantee Agreement."

Distribution Extension Periods

        So long as no event of default with respect to the junior subordinated debentures has occurred and is continuing, the indenture permits Silicon Valley Bancshares to defer the payment of interest on the junior subordinated debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each such period. No extension period may extend beyond the stated maturity of the junior subordinated debentures. As a consequence of any such election, SVB Capital II will defer quarterly distributions, and distributions will not be payable, on the trust preferred securities during any such extension period. Distributions to which you are entitled will accumulate additional amounts thereon at the rate per annum of 7% thereof, compounded quarterly from the relevant distribution date, to the extent permitted under applicable law. The term "distributions" as used in this prospectus includes any such additional accumulated amounts. During any extension period, Silicon Valley Bancshares may not and shall not allow any of its subsidiaries to:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Silicon Valley Bancshares' capital stock, which includes common and preferred stock;

  •
  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Silicon Valley Bancshares, including other junior subordinated debentures issued under the indenture, that rank on parity with or junior in interest to the junior subordinated debentures;

  •
  make any guarantee payments with respect to any guarantee by Silicon Valley Bancshares of the debt securities of any subsidiary of Silicon Valley Bancshares if such guarantee ranks on parity with or junior in interest to the junior subordinated debentures; or

  •
  redeem, purchase or acquire less than all of the junior subordinated debentures or any of the trust preferred securities.

        The prohibitions in the first three bullet points above do not apply to:

  •
  dividends or distributions in capital stock of Silicon Valley Bancshares, which includes common and preferred stock;

  •
  any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to such plan;

  •
  payments under the guarantee agreement; and

  •
  purchases of common stock related to the issuance of common stock or rights under any of Silicon Valley Bancshares' benefit plans for its directors, officers, employees or consultants.

        Prior to the termination of any extension period, Silicon Valley Bancshares may further extend the extension period, so long as the extension does not cause such extension period to exceed 20 consecutive quarters or extend beyond the stated maturity. If any extension period terminates and Silicon Valley Bancshares pays all amounts then due, subject to the foregoing limitations, Silicon Valley Bancshares may elect to begin a new extension period. Except as described in this paragraph, there is no limitation on the number of times that Silicon Valley Bancshares may elect to begin an extension period.

        Silicon Valley Bancshares has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

Redemption

        Upon the repayment or redemption at any time, in whole or in part, of any junior subordinated debentures, the property trustee is required to use the proceeds from the repayment or redemption to redeem a like amount of the trust securities, upon not less than 30 nor more than 60 days' notice of a date of redemption, at the redemption price defined below. See "Description of Junior Subordinated Debentures—Redemption." If less than all of the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the property trustee will allocate the proceeds from the repayment or redemption to the trust securities on a pro rata basis, by such method as the property trustee deems fair and appropriate, and based on liquidation amounts among the trust securities.

        The "liquidation amount" is equal to the stated amount of $25 per trust security. The "redemption price" with respect to any trust security is an amount equal to the liquidation amount of such trust security, plus accumulated and unpaid distributions on the trust security to the redemption date.

        Subject to Federal Reserve approval, if then required under applicable capital guidelines or policy of the Federal Reserve, Silicon Valley Bancshares may redeem the junior subordinated debentures:

  •
  at any time on or after October 30, 2008, in whole or in part, at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures being redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures; or

  •
  at any time, whether occurring before, on or after October 30, 2008, in whole, but not in part, within 90 days following the occurrence of a tax event, an investment company event or a capital treatment event, each as defined below, at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior debentures.

See "Description of Junior Subordinated Debentures—Redemption."

        If a tax event occurs and Silicon Valley Bancshares does not elect to redeem the junior subordinated debentures and thereby cause a mandatory redemption of the trust securities or to liquidate SVB Capital II and cause the junior subordinated debentures to be distributed to you in liquidation of SVB Capital II, the trust securities will remain outstanding and additional sums, as described below, may be payable on the junior subordinated debentures.

        For purposes of this prospectus, the term "additional sums" means the additional amounts required to be paid by Silicon Valley Bancshares on the junior subordinated debentures in order that the amount of distributions then due and payable by SVB Capital II on the outstanding trust securities of SVB Capital II are not reduced as a result of any additional taxes, duties and other governmental charges to which SVB Capital II has become subject as a result of a tax event.

        For purposes of this prospectus, a "tax event" means the receipt by Silicon Valley Bancshares and SVB Capital II of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change, including any announced prospective change, in, the laws or any regulations under such laws of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the original issuance of the trust preferred securities, there is more than an insubstantial risk that:

  •
  SVB Capital II is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

  •
  interest payable by Silicon Valley Bancshares on the junior subordinated debentures is not, or within 90 days of such opinion will not be, deductible by Silicon Valley Bancshares, in whole or in part, for United States federal income tax purposes; or

  •
  SVB Capital II is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

        For purposes of this prospectus, an "investment company event" means the receipt by Silicon Valley Bancshares and SVB Capital II of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that SVB Capital II is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which change becomes effective on or after the original issuance of the trust preferred securities.

        For purposes of this prospectus, a "capital treatment event" means the reasonable determination by Silicon Valley Bancshares that, as a result of any amendment to, or change, including any prospective change, in, the laws or any regulations thereunder of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the date of original issuance of the trust preferred securities, there is more than an insubstantial risk that Silicon Valley Bancshares will not be entitled to treat the trust preferred securities, or any substantial portion thereof, as "Tier 1 Capital" or the then equivalent thereof for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to Silicon Valley Bancshares. For a discussion of recent accounting changes, see the section entitled "Accounting and Regulatory Treatment" above.

Redemption Procedures

        SVB Capital II will redeem the trust preferred securities on each redemption date at the redemption price and will use the applicable proceeds from the contemporaneous redemption of the junior subordinated debentures for such redemption. SVB Capital II will redeem the trust preferred securities and the redemption price will be payable on each redemption date only to the extent that SVB Capital II has funds on hand available for the payment of the redemption price. See "—Subordination of Common Securities to the Trust Preferred Securities" and "Description of Guarantee Agreement."

        If the property trustee gives a notice of redemption of the trust preferred securities, then, by 12:00 noon, Eastern time on the redemption date, to the extent funds are available, with respect to trust preferred securities held in book-entry form, the property trustee will irrevocably deposit with the depositary funds sufficient to pay the aggregate redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to you. See "Book-Entry Issuance." If the trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the aggregate redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to you upon surrender of your certificates evidencing your trust preferred securities. Notwithstanding the above, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption will be payable to the holders of the trust preferred securities on the relevant record dates on the applicable distribution dates.

        If SVB Capital II gives a notice of redemption and the property trustee deposits its funds as required, then upon the date of such deposit, all your rights as a holder of trust preferred securities called for redemption will cease, except your right to receive the applicable redemption price and any distribution payable on or prior to the redemption date, but without interest, on such redemption date, and such trust preferred securities will cease to be outstanding. If any date fixed for redemption of such trust preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding business day, without any interest or other payment in respect of any such delay. If trust preferred securities are called for redemption and payment of the redemption price is improperly withheld or refused and not paid either by SVB Capital II or by Silicon Valley Bancshares under the guarantee agreement, distributions on the trust preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by SVB Capital II for such trust preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price. See "Description of Guarantee Agreement."

        If less than all of the trust securities issued by SVB Capital II are to be redeemed on a redemption date, then the aggregate redemption price for the trust securities being redeemed will be allocated pro rata to the trust preferred securities and common securities based upon the relative liquidation amounts of each class. The property trustee will select the particular trust preferred securities to be redeemed on a pro rata basis, based upon liquidation amounts, not more than 60 days prior to the redemption date from the outstanding trust preferred securities not previously called for redemption, by the method as the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple thereof) of the liquidation amount of trust preferred securities. The property trustee will promptly notify the security registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount of trust preferred securities to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities at such holder's registered address.

        Subject to applicable law, including, without limitation, United States federal securities law, and provided Silicon Valley Bancshares is not then deferring interest payments on the junior subordinated debentures, we, except for SVB Capital II, may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Distribution of Junior Subordinated Debentures

        If Silicon Valley Bancshares receives prior approval of the Federal Reserve to the extent approval is required under applicable capital guidelines or policies of the Federal Reserve, Silicon Valley Bancshares may dissolve SVB Capital II and, after satisfaction of the liabilities of creditors of SVB Capital II as provided by applicable law, cause a like amount of the junior subordinated debentures to be distributed to you in liquidation of SVB Capital II. After the liquidation date fixed for any such distribution of junior subordinated debentures for trust preferred securities:

  •
  the trust preferred securities will no longer be deemed to be outstanding;

  •
  certificates representing a like amount of junior subordinated debentures will be issued to holders of trust securities certificates upon surrender of such certificates to the administrative trustees or their agent for exchange;

  •
  Silicon Valley Bancshares will use its best efforts to have the junior subordinated debentures approved for quotation on the Nasdaq National Market or on such other exchange, interdealer quotation system or self-regulatory organization as the trust preferred securities are then listed;

  •
  any trust preferred securities certificates not so surrendered for exchange will be deemed to represent a like amount of junior subordinated debentures, accruing interest at the rate provided for in the junior subordinated debentures from the last distribution date on which a distribution was made on the trust securities certificates until the trust preferred securities certificates are surrendered, and until the trust preferred securities certificates are surrendered, no payments of interest or principal will be made to holders of junior subordinated debentures represented by the trust preferred securities certificates; and

  •
  all rights of securityholders holding trust securities will cease, except the right of those securityholders to receive a like amount of junior subordinated debentures upon surrender of trust securities certificates.

        For purposes of this prospectus, the term "like amount" means:

  •
  with respect to a redemption of trust securities, trust securities having a liquidation amount equal to that portion of the principal amount of junior subordinated debentures to be contemporaneously redeemed in accordance with the indenture, allocated to the common securities and to the trust preferred securities based upon the relative liquidation amounts of the classes, and the proceeds of which will be used to pay the redemption price on the trust securities; and

  •
  with respect to a distribution of junior subordinated debentures to holders of trust securities in connection with a dissolution or liquidation of SVB Capital II, junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such junior subordinated debentures are distributed.

Subordination of Common Securities to the Trust Preferred Securities

        Except as described below, payment of distributions on, and the redemption price of, the trust preferred securities and common securities, as applicable, will be made pro rata based on the liquidation amounts of the trust preferred securities and common securities.

        If on any distribution date or redemption date an event of default with respect to the junior subordinated debentures has occurred and is continuing:

  •
  SVB Capital II may not make any payment of any distribution, including additional amounts, if applicable, on, or applicable redemption price on, any of the common securities; and

  •
  SVB Capital II may not make any other payment on account of the redemption, liquidation or other acquisition of the common securities;

unless payment in full in cash of all accumulated and unpaid distributions, including additional amounts, if applicable, on all of the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price on all of the outstanding trust preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable, including additional amounts, if applicable.

        If any event of default occurs under the trust agreement resulting from an event of default with respect to the junior subordinated debentures, Silicon Valley Bancshares as holder of the common securities will be deemed to have waived any right to act with respect to any such event of default under the trust agreement until the effect of all such events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of Silicon Valley Bancshares as holder of the common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

        Silicon Valley Bancshares will have the right at any time to dissolve SVB Capital II and cause the junior subordinated debentures to be distributed to you. This right is subject to Silicon Valley Bancshares having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "—Distribution of Junior Subordinated Debentures." Silicon Valley Bancshares may exercise its right to dissolve SVB Capital II under circumstances where a tax event, a capital treatment event, an investment company event or other undesirable event could be avoided simply by dissolving SVB Capital II and causing the junior subordinated debentures to be distributed to you.

        Under the trust agreement, SVB Capital II will automatically dissolve upon expiration of its term and will earlier dissolve on the first to occur of:

  •
  certain events of bankruptcy, dissolution or liquidation of Silicon Valley Bancshares;

  •
  Silicon Valley Bancshares, as depositor, has delivered written direction to the property trustee to dissolve SVB Capital II, which direction is optional and, except as described above, wholly within the discretion of Silicon Valley Bancshares, as depositor;

  •
  the redemption of all of the trust preferred securities as described under "—Redemption;" and

  •
  the entry of an order for the dissolution of SVB Capital II by a court of competent jurisdiction.

        If an early dissolution occurs as described in the first, second or fourth bullet point above or upon the expiration of the trust, the trustees will liquidate SVB Capital II as quickly as they determine possible by distributing, after satisfaction of liabilities to creditors of SVB Capital II as provided by applicable law, to the holders of such trust securities a like amount of the junior subordinated debentures. If the property trustee determines that so distributing a like amount of junior subordinated debentures is not practical, SVB Capital II will be liquidated, wound-up and terminated by the property trustee in the manner it determines. In that case, such holders will then be entitled to receive out of the assets of SVB Capital II available for distribution to holders, after satisfaction of liabilities to creditors of SVB Capital II as provided by applicable law, an amount equal to the aggregate of the liquidation amount plus accrued and unpaid distributions thereon to the date of payment. In this prospectus, we refer to such amount as the liquidation distribution.

        If the liquidation distribution can be paid only in part because SVB Capital II has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by SVB Capital II on the trust preferred securities will be paid on a pro rata basis, based upon liquidation amounts. The holder(s) of the common securities will be entitled to receive liquidation distributions upon any such liquidation pro rata with the holders of the trust preferred securities, except that if an event of default with respect to the junior subordinated debentures has occurred and is continuing, the trust preferred securities will have a priority over the common securities.

        Under current United States federal income tax law and interpretations and assuming, as set forth in an opinion of counsel to Silicon Valley Bancshares, SVB Capital II is treated as a grantor trust, a distribution of the junior subordinated debentures should not be a taxable event to you. If there were a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to SVB Capital II and to you. See "Certain Federal Income Tax Consequences."

        If Silicon Valley Bancshares elects to dissolve SVB Capital II and thereby causes the junior subordinated debentures to be distributed to holders of the trust preferred securities in liquidation of SVB Capital II, Silicon Valley Bancshares will continue to have the right to shorten the maturity of such junior subordinated debentures, subject to certain conditions. See "Description of Junior Subordinated Debentures—General."

Events of Default; Notice

        Any one of the following events that has occurred and is continuing constitutes an event of default under the trust agreement with respect to the trust preferred securities, whatever the reason for such event of default and whether it is voluntary or involuntary or arises by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

  •
  the occurrence of an event of default with respect to the junior subordinated debentures; or

  •
  default by SVB Capital II in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days, unless the failure to make such payment is the result of an extension period; or

  •
  default by SVB Capital II in the payment of any redemption price of any trust security when it becomes due and payable; or

  •
  default in the performance or breach, in any material respect, of any covenant or warranty of the property trustee in the trust agreement, other than a default or breach in the performance of a covenant or warranty which is addressed in the second or third bullet points above, and continuation of the default or breach for a period of 60 days after notice is given in accordance with the trust agreement; or

  •
  the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and the failure by Silicon Valley Bancshares to appoint a successor property trustee within 60 days of the occurrence of the event.

        Within five business days after the occurrence of any event of default under the trust agreement actually known to the property trustee, the property trustee is required to transmit notice of the event of default to the holders of the trust securities, the administrative trustees and Silicon Valley Bancshares, as depositor, unless such event of default has been cured or waived. The existence of an event of default under the trust agreement does not entitle the holders of the trust preferred securities to accelerate the maturity of those securities. However, in the case of an event of default with respect to the junior subordinated debentures, the property trustee and the holders of the trust preferred securities will have the right to accelerate the maturity of the junior subordinated debentures as described below. Silicon Valley Bancshares, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

        If an event of default with respect to the junior subordinated debentures has occurred and is continuing, the trust preferred securities will have a preference over the common securities upon termination of SVB Capital II as described above. See "—Liquidation Distribution Upon Dissolution." Upon an event of default with respect to the junior subordinated debentures, other than with respect to certain events in bankruptcy, insolvency or reorganization, unless the principal of all the junior subordinated debentures has already become due and payable, either the indenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures then outstanding may declare all of the junior subordinated debentures to be due and payable immediately by giving notice in writing to Silicon Valley Bancshares, and to the indenture trustee if notice is given by holders of the junior subordinated debentures. If the indenture trustee or the holders of not less than 25% in principal amount of the outstanding junior subordinated debentures fail to declare the principal of all of the junior subordinated debentures due and payable upon an event of default with respect to the junior subordinated debentures, the holders of at least 25% in liquidation amount of the trust preferred securities then outstanding will have the right to declare the junior subordinated debentures immediately due and payable. In either event, payment of principal and interest on the junior subordinated debentures remain subordinated to the extent provided in the indenture. In addition, you have the right in certain circumstances to bring a direct action against Silicon Valley Bancshares. See "Description of Junior Subordinated Debentures—Enforcement of Certain Rights by Holders of Trust Preferred Securities."

        If an event of default with respect to the junior subordinated debentures with respect to certain events in bankruptcy, insolvency or reorganization occurs, the junior subordinated debentures will automatically, and without any declaration or other action on the part of the indenture trustee or the holders of the junior subordinated debentures, become immediately due and payable. In such event, payment of principal and interest on the junior subordinated debentures will also remain subordinated to the extent provided in the indenture.

Removal of Trustees

        Unless an event of default with respect to the junior subordinated debentures has occurred and is continuing, any of the property trustee, the Delaware trustee or the administrative trustees may be removed at any time by the holder of the common securities. For example, the holder of the common securities may seek to remove such trustees upon a substandard performance or non-performance of their duties or upon a significant increase in a trustee's fee. If an event of default with respect to the junior subordinated debentures has occurred and is continuing, the property trustee or the Delaware trustee or both of them may be removed by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Silicon Valley Bancshares as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Co-Trustees and Separate Property Trustee

        Unless an event of default under the trust agreement has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of trust property may at the time be located, Silicon Valley Bancshares, as the holder of the common securities, and the administrative trustees by agreed action of the majority of such trustees may appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of such trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If Silicon Valley Bancshares does not join in such appointment with the majority of the administrative trustees within 15 days of the receipt by it of a request from such trustees to do so, or in case an event of default with respect to the junior subordinated debentures has occurred and is continuing, the property trustee alone will have power to make such appointment.

Merger or Consolidation of Trustees

        Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such trustee is a party, or any corporation succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under the trust agreement, so long as such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of SVB Capital II

        SVB Capital II may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. SVB Capital II may, at the request of Silicon Valley Bancshares, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state if:

  •
  such successor entity either (a) expressly assumes all of the obligations of SVB Capital II with respect to the trust preferred securities or (b) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities so long as such successor securities rank the same as the trust preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  Silicon Valley Bancshares expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debentures;

  •
  the successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed or traded, if any;

  •
  such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization which gives ratings to the trust preferred securities;

  •
  such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

  •
  such successor entity has a purpose substantially identical to that of SVB Capital II;

  •
  prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Silicon Valley Bancshares has received an opinion from counsel to SVB Capital II to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither SVB Capital II nor such successor entity will be required to register as an "investment company" under the Investment Company Act; and

  •
  Silicon Valley Bancshares owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee agreement.

        Notwithstanding the foregoing, SVB Capital II shall not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause SVB Capital II or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

        Except as provided below and under "Description of Guarantee Agreement—Amendments and Assignment" and as otherwise required by law and the trust agreement, you will have no voting rights.

        The trust agreement may be amended from time to time by Silicon Valley Bancshares, the property trustee and the administrative trustees, without the consent of the holders of the trust securities,

  •
  to cure any ambiguity, correct or supplement any provision in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement; or

  •
  to modify, eliminate or add to any provisions of the trust agreement to such extent as is necessary to ensure that SVB Capital II will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that SVB Capital II will not be required to register as an "investment company" under the Investment Company Act.

However, that in the case of the first bullet point above, the amendment may not adversely affect in any material respect the interests of any holder of trust securities. Any amendments of the trust agreement will become effective when notice is given to you of the amendment.

        Except as described below, the trust agreement may be amended by the administrative trustees and the property trustee with:

  •
  the consent of holders representing not less than a majority of the aggregate liquidation amount of the outstanding trust securities; and

  •
  receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect SVB Capital II's status as a grantor trust for United States federal income tax purposes or SVB Capital II's exemption from status as an "investment company" under the Investment Company Act.

        The consent of each affected holder of trust securities is required to amend the trust agreement to:

  •
  change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

  •
  restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

        So long as any junior subordinated debentures are held by the property trustee, the trustees may not:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

  •
  waive any past default that is waivable under the indenture;

  •
  exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable; or

  •
  consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities.

However, where a consent under the indenture would require the consent of each holder of junior subordinated debentures affected thereby, the property trustee may not give such consent without the prior consent of each holder of the trust preferred securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the required holders of the trust preferred securities. The property trustee shall notify each holder of the trust preferred securities of any notice of default received from the indenture trustee with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of such holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in such matters to the effect that SVB Capital II will not be classified as other than a grantor trust for United States federal income tax purposes.

        Holders of the trust preferred securities may give any required approval at a meeting of holders of trust preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of the trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the trust preferred securities in the manner set forth in the trust agreement.

        SVB Capital II may redeem and cancel the trust preferred securities in accordance with the trust agreement without the vote or consent of the holders of the trust preferred securities.

        Even though holders of the trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities owned by Silicon Valley Bancshares, the trustees or any affiliate of Silicon Valley Bancshares or any trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

        The trust preferred securities will be represented by one or more global certificates registered in the name of the depositary, which is initially The Depository Trust Company, or its nominee. Beneficial interests in the trust preferred securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the depositary. Except as described below, trust preferred securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

        A global trust preferred security will be exchangeable for trust preferred securities registered in the names of persons other than the depositary or its nominee only if:

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  Silicon Valley Bancshares notifies the trustees that the depositary is unwilling or unable to continue as a depositary for such global security and no successor depositary has been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the depositary is required to be so registered to act as such depositary; or

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  Silicon Valley Bancshares in its sole discretion elects to terminate the book-entry system through the depositary.

        Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in such names as the depositary directs. We expect that such instructions will be based upon directions received by the depositary with respect to ownership of beneficial interests in such global security. If trust preferred securities are issued in definitive form, they will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices of the securities registrar described below.

        Unless and until it is exchanged in whole or in part for the individual trust preferred securities represented thereby, a global trust preferred security may not be transferred except as a whole by the depositary to a nominee of the depositary, or by a nominee of such the depositary to such depositary or another nominee of such depositary, or by the depositary or any nominee to a successor depositary or any nominee of the successor depositary.

        Payments on trust preferred securities represented by a global trust preferred security will be made to the depositary for the trust preferred securities. If trust preferred securities are issued in definitive form, distributions will be payable, the transfer of the trust preferred securities will be registrable, and trust preferred securities will be exchangeable for trust preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or co-paying agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of the persons entitled thereto or by wire transfer. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

        Upon the issuance of a global trust preferred security, and the deposit of such global trust preferred security with or on behalf of the depositary, the depositary for such global trust preferred security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual trust preferred securities represented by such global trust preferred securities to the accounts of participants. Such accounts will be designated by the dealers, underwriters or agents with respect to such trust preferred securities. Ownership of beneficial interests in a global trust preferred security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global trust preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. The limits and laws described above may impair the ability to transfer beneficial interests in a global trust preferred security.

        So long as the depositary for a global trust preferred security, or its nominee, is the registered owner of such global trust preferred security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by such global trust preferred security for all purposes under the trust agreement governing such trust preferred securities. Except as provided above, owners of beneficial interests in a global trust preferred security will not be entitled to have any of the individual trust preferred securities represented by such global trust preferred security registered in their names, will not receive or be entitled to receive physical delivery of any such trust preferred securities in definitive form and will not be considered the owners or holders thereof under the trust agreement.

        None of Silicon Valley Bancshares, the property trustee, any paying agent, or the securities registrar for such trust preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global trust preferred security representing such trust preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Silicon Valley Bancshares expects that the depositary for trust preferred securities or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a permanent global trust preferred security immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of such global trust preferred security as shown on the records of such depositary or its nominee. Silicon Valley Bancshares also expects that payments by participants to owners of beneficial interests in such global trust preferred security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Participants will be responsible for making these payments to beneficial owners.

Paying Agent

        The paying agent for the trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Silicon Valley Bancshares. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to Silicon Valley Bancshares and the administrative trustees and property trustee. If the property trustee is no longer the paying agent, the administrative trustees will appoint a successor, which must be a bank or trust company acceptable to the property trustee and Silicon Valley Bancshares, to act as paying agent.

Registrar and Transfer Agent

        The property trustee will act as registrar and transfer agent for the trust preferred securities. Registration of transfers of the trust preferred securities will be effected without charge by or on behalf of SVB Capital II, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. SVB Capital II will not be required to register or cause to be registered the transfer of the trust preferred securities after such trust preferred securities have been called for redemption.

Information Concerning the Property Trustee

        The property trustee, other than upon the occurrence and during the continuance of an event of default under the trust agreement, undertakes to perform only the duties as are specifically set forth in the trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the preceding sentence, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no event of default under the terms agreement has occurred and is continuing and the property trustee must decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the trust preferred securities are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by Silicon Valley Bancshares and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the trust securities. In taking any such action, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

        The administrative trustees are authorized and directed to conduct the affairs of and to operate SVB Capital II in such a way that:

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  SVB Capital II will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

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  SVB Capital will fail to be classified as a grantor trust for United States federal income tax purposes; and

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  the junior subordinated debentures will be treated as indebtedness of Silicon Valley Bancshares for United States federal income tax purposes.

        In this regard, Silicon Valley Bancshares and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of SVB Capital II or the trust agreement, that Silicon Valley Bancshares and the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust preferred securities. Holders of the trust preferred securities have no preemptive or similar rights.

        SVB Capital II may not borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

        The trust agreement and the trust securities will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

        Concurrently with the issuance of the trust preferred securities, SVB Capital II will invest the proceeds of the issuance, together with the consideration paid by Silicon Valley Bancshares for the common securities, in junior subordinated debentures issued by Silicon Valley Bancshares with an aggregate principal amount of $51,546,400. The junior subordinated debentures will be issued as unsecured debt under the Junior Subordinated Indenture, dated as of October 30, 2003, between Silicon Valley Bancshares and the indenture trustee, which we refer to as the indenture. The indenture will be qualified under the Trust Indenture Act.

        Because this is a summary of the terms and provisions of the junior subordinated debentures and the indenture, it may not contain all of the information that is important to you. You should read the entire indenture and form of junior subordinated debenture, which Silicon Valley Bancshares and SVB Capital II filed as exhibits to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

General

        The junior subordinated debentures will bear interest at the annual rate of 7% of the principal amount thereof, payable quarterly in arrears on the interest payment dates, which are each 15th day of January, April, July and October of each year, commencing January 15, 2004, to the person in whose name each junior subordinated debenture is registered on the date 15 days prior to the relevant interest payment date whether or not a business day. The amount of each interest payment due on the junior subordinated debentures will include amounts accrued through the date the interest payment is due. Silicon Valley Bancshares anticipates that, until the liquidation, if any, of SVB Capital II, each junior subordinated debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust preferred securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

        If any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of the interest payable on that date will be made on the next business day, without any interest or other payment in respect of any such delay, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount thereof, to the extent permitted by law, at 7% per annum, compounded quarterly. The term "interest" as used in this description includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums, as applicable.

        The junior subordinated debentures will mature on October 15, 2033. At any time, Silicon Valley Bancshares may shorten the maturity date to any date not earlier than October 30, 2008. We refer to the date of maturity on the junior subordinated debentures, as it may be shortened, as the stated maturity. Subject to the prior approval of the Federal Reserve, Silicon Valley Bancshares may exercise its right to shorten the maturity of the junior subordinated debentures under any circumstance, including to refinance the junior subordinate debentures to obtain a lower interest rate, and under circumstances where a tax event, capital treatment event, investment company event or other undesirable event could be avoided simply by shortening the maturity of the junior subordinated debentures.

        If Silicon Valley Bancshares elects to shorten the stated maturity of the junior subordinated debentures, it must give notice to the indenture trustee, and the indenture trustee must give notice of such shortening to the holders of the junior subordinated debentures no less than 60 days prior to the effectiveness of the shortened stated maturity.

        The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all senior debt of Silicon Valley Bancshares. Because Silicon Valley Bancshares is a holding company, the right of Silicon Valley Bancshares to participate in any distribution of assets of any subsidiaries upon any such subsidiaries' liquidation or reorganization or otherwise, and thus the ability of holders of the trust preferred securities to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that Silicon Valley Bancshares may itself be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of the subsidiaries of Silicon Valley Bancshares, and holders of junior subordinated debentures should look only to the assets of Silicon Valley Bancshares for payments on the junior subordinated debentures. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Silicon Valley Bancshares, including senior debt, whether under the indenture or any existing or other indenture that Silicon Valley Bancshares may enter into in the future or otherwise. See "—Subordination" below.

Option to Defer Interest Payment Period

        So long as no event of default with respect to the junior subordinated debentures has occurred and is continuing, Silicon Valley Bancshares has the right, at any time during the term of the junior subordinated debentures, to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters. No such extension period may extend beyond the stated maturity. During any extension period, Silicon Valley Bancshares may make partial payments of interest on any interest payment date. No extension period may end other than on an interest payment date. At the end of an extension period, Silicon Valley Bancshares must pay all interest then accrued and unpaid, together with interest on the accrued and unpaid interest at the annual rate of 7%, compounded quarterly, to the extent permitted by applicable law. During an extension period, interest will continue to accrue and holders of junior subordinated debentures will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences—Interest Income and Original Issue Discount." Neither the default by Silicon Valley Bancshares on any senior debt, nor a default with respect to senior debt resulting in acceleration of the maturity of that debt, constitutes an event of default with respect to the junior subordinated debentures. See "—Debenture Events of Default" below.

        During any such extension period, Silicon Valley Bancshares may not and will not permit any of its subsidiaries to:

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  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Silicon Valley Bancshares' capital stock, which includes common and preferred stock;

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  make any payment of principal of, or, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Silicon Valley Bancshares, including other junior subordinated debentures issued under the indenture, that rank on parity with or junior in interest to the junior subordinated debentures;

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  make any guarantee payments with respect to any guarantee by Silicon Valley Bancshares of the debt securities of any subsidiary of Silicon Valley Bancshares if such guarantee ranks on parity with or junior in interest to the junior subordinated debentures; or

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  redeem, purchase or acquire less than all of the junior subordinated debentures or any of the trust preferred securities.

        The prohibitions in the first three bullet points above do not apply to:

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  dividends or distributions in capital stock of Silicon Valley Bancshares, which includes common and preferred stock;

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  any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to such plan;

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  payments under the guarantee agreement; and

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  purchases of common stock related to the issuance of common stock or rights under any of Silicon Valley Bancshares' benefit plans for its directors, officers, employees or consultants.

        Prior to the termination of any extension period, Silicon Valley Bancshares may further extend the extension period, so long as the extension does not cause the extension period to exceed 20 consecutive quarters or extend beyond the stated maturity. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, Silicon Valley Bancshares may elect to begin a new extension period subject to the above requirements. No interest will be due and payable during an extension period, except at the end of the period. Silicon Valley Bancshares must give the property trustee, the administrative trustees and the indenture trustee notice of its election of any extension period, or an extension of such period, at least one business day prior to the earliest of:

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  the date the distributions on the trust preferred securities would have been payable but for the election to begin or extend such extension period;

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  the date the administrative trustees are required to give notice to the New York Stock Exchange, the Nasdaq National Market or any applicable stock exchange or automated quotation system on which the trust preferred securities are then listed or quoted or to the holders of the trust preferred securities of the record date; or

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  the date the distributions are payable;

but, in any event, not less than one business day prior to the record date. The indenture trustee will give notice of Silicon Valley Bancshares' election to begin or extend a new extension period to the holders of the trust preferred securities. Subject to the restrictions described above, the indenture does not limit the number of times that Silicon Valley Bancshares may elect to begin an extension period.

        Distributions on the trust preferred securities will be deferred by SVB Capital II during any extension period. See "Description of the Trust Preferred Securities—Distributions Extension Periods." For a description of certain federal income tax consequences and special considerations applicable to the junior subordinated debentures during the extension period, see "Certain Federal Income Tax Consequences."

Additional Sums

        If SVB Capital II is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, Silicon Valley Bancshares will pay as additional amounts on the junior subordinated debentures such amounts as may be required so that the distributions payable by SVB Capital II will not be reduced as a result of any such additional taxes, duties or other governmental charges. For purposes of this prospectus, these amounts are called "additional sums."

Redemption

        Subject to Silicon Valley Bancshares having received prior approval of the Federal Reserve, if required under applicable capital guidelines or policies of the Federal Reserve, Silicon Valley Bancshares, at its option, may redeem the junior subordinated debentures prior to maturity:

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  on or after October 30, 2008, in whole or in part; or

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  at any time, whether occurring before, on or after October 30, 2008, in whole, but not in part, within 90 days following a tax event, a capital treatment event or an investment company event;

in each case at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures so redeemed.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at such holder's registered address. Unless Silicon Valley Bancshares defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such junior subordinated debentures or portions thereof called for redemption.

        The junior subordinated debentures will not be subject to any sinking fund.

Restrictions on Certain Payments

        If at any time:

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  there has occurred any event of default; or

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  Silicon Valley Bancshares has given notice of its election of an extension period as provided in the indenture with respect to the junior subordinated debentures and has not rescinded such notice, or such extension period, or any extension thereof, is continuing; or

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  while the junior subordinated debentures are held by SVB Capital II, Silicon Valley Bancshares is in default with respect to its payment of any obligation under the guarantee agreement;

then Silicon Valley Bancshares will not:

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  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Silicon Valley Bancshares' capital stock, which includes common and preferred stock;

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  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Silicon Valley Bancshares, including other junior subordinated debentures issued under the indenture, that rank on parity with or junior in interest to the junior subordinated debentures;

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  make any guarantee payments with respect to any guarantee by Silicon Valley Bancshares of the debt securities of any subsidiary of Silicon Valley Bancshares if such guarantee ranks on parity with or junior in interest to the junior subordinated debentures; or

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  redeem, purchase or acquire less than all of the junior subordinated debentures or trust preferred securities.

        The prohibitions in the first three bullet points above do not apply to:

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  dividends or distributions in capital stock of Silicon Valley Bancshares, which includes common and preferred stock;

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  any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to such plan;

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  payments under the guarantee agreement; and

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  purchases of common stock related to the issuance of common stock or rights under any of Silicon Valley Bancshares' benefit plans for its directors, officers, employees or consultants.

Debenture Events of Default

        The indenture provides that any one or more of the following events constitutes an event of default with respect to the junior subordinated debentures:

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  failure for 30 days to pay when due any interest on the junior subordinated debentures when due, including any additional interest in respect of the junior subordinated debentures, subject to the deferral of any due date in the case of an extension period;

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  failure to pay any principal of or premium, if any, on the junior subordinated debentures when due whether at maturity, upon redemption, by declaration or otherwise;

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  default in the performance or breach, in any material respect, of any covenant contained in the indenture, other than a default or breach of a covenant or warranty which is addressed in the first and second bullet points above, for 90 days after written notice to Silicon Valley Bancshares from the indenture trustee or to Silicon Valley Bancshares and the indenture trustee by the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures; or

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  certain events in bankruptcy, insolvency or reorganization of Silicon Valley Bancshares.

        The holders of not less than a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately if an event of default occurs and is continuing with respect to the junior subordinated debentures, other than an event of default with respect to certain events of bankruptcy, insolvency or reorganization for which acceleration is automatic. If the indenture trustee or such holders of such junior subordinated debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the trust preferred securities will have that right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul that declaration and waive the default if the default, other than the non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration, has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. If the holders of the junior subordinated debentures fail to annul that declaration and waive such default, the holders of a majority in aggregate liquidation amount of the trust preferred securities will have that right.

        If an event of default with respect to the junior subordinated debentures with respect to certain events in bankruptcy, insolvency or reorganization occurs, the junior subordinated debentures will automatically, and without any declaration or other action on the part of the indenture trustee or the holders of the junior subordinated debentures, become immediately due and payable. In such event, payment of principal and interest on the junior subordinated debentures will also remain subordinated to the extent provided in the indenture.

        The holders of a majority in aggregate outstanding principal amount of junior subordinated debentures affected thereby may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except:

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  a default in the payment of principal or interest, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee; or

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  a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of each affected holder of each outstanding junior subordinated debenture.

        Silicon Valley Bancshares is required to file annually with the indenture trustee a certificate as to whether or not Silicon Valley Bancshares is in compliance with all the conditions and covenants applicable to it under the indenture.

Subordination

        In the indenture, Silicon Valley Bancshares has covenanted and agreed that any junior subordinated debentures issued under the indenture will be subordinate and junior in right of payment to all senior debt to the extent provided in the indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, or similar proceedings in connection with any insolvency or bankruptcy proceeding of Silicon Valley Bancshares, the holders of senior debt will first be entitled to receive payment in full in cash, or other payment satisfactory to the holders of senior debt, of all amounts due and owing or to become due, on such senior debt before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

        If the maturity of any junior subordinated debentures is accelerated, the holders of all senior debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt, including any amounts due upon acceleration, before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

        No payments on account of principal or interest or premium, if any, in respect of the junior subordinated debentures may be made if a default, beyond any applicable grace period, has occurred and is continuing in any payment with respect to senior debt or an event of default with respect to any senior debt occurs and is continuing that permits the holders of the senior debt to accelerate the maturity thereof.

        As a result of these subordination provisions, in the event of our bankruptcy or reorganization, holders of senior debt may receive more, ratably, and holders of the junior subordinated debentures may receive less, ratably, than our other creditors.

        For purposes of this prospectus "debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

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  every obligation of that person for money borrowed;

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  every obligation of that person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

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  every reimbursement obligation of that person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of that person;

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  every obligation of that person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

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  every capital lease obligation of that person;

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  all indebtedness of that person whether incurred on or prior to the date of the indenture or thereafter incurred, for claims in respect of derivative products including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

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  every obligation of the type referred to in the bullet points above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

        "Senior debt" means the principal of and premium, if any, and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Silicon Valley Bancshares whether or not such claim for post-petition interest is allowed in such proceeding, on debt of Silicon Valley Bancshares, whether incurred on or prior to the date of the indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the junior subordinated debentures or to other debt which is on parity with, or subordinated to, the junior subordinated debentures. Senior debt does not include:

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  any debt of Silicon Valley Bancshares which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to Silicon Valley Bancshares;

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  any debt of Silicon Valley Bancshares to any of its subsidiaries;

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  debt to any employee of Silicon Valley Bancshares;

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  any other debt securities issued pursuant to the indenture; and

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  any debt outstanding under our 8.25% Junior Subordinated Deferrable Interest Debentures.

Senior debt includes Silicon Valley Bancshares' Zero Coupon Convertible Subordinated Notes due June 15, 2008.

        The indenture places no limitation on the amount of additional senior debt that may be incurred by Silicon Valley Bancshares. Silicon Valley Bancshares expects from time to time to incur additional indebtedness constituting senior debt.

Denominations, Registration and Transfer

        The junior subordinated debentures will be represented by global certificates registered in the name of the depositary, which will initially be The Depository Trust Company, or its nominee. Beneficial interests in the junior subordinated debentures will be shown on, and transfers thereof will be effected only through, records maintained by the depositary. Except as described below, junior subordinated debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

        Unless and until a global subordinated debenture is exchanged in whole or in part for the individual junior subordinated debentures it represents, it may not be transferred except as a whole by the depositary for such global subordinated debenture to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor.

        A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if:

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  the depositary notifies Silicon Valley Bancshares that it is unwilling or unable to continue as a depositary for such global security, or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the depositary is required to be so registered to act as such depositary, and in each case no successor depositary has been appointed within 90 days;

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  there shall have occurred and be continuing an event of default with respect to the junior subordinated debentures; or

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  Silicon Valley Bancshares in its sole discretion determines that such global security is so exchangeable.

Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in such names as the depositary directs. Silicon Valley Bancshares expects that such instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security. If junior subordinated debentures are issued in definitive form, they will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

        If junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount, at the corporate office of the indenture trustee, or at the offices of any paying agent or transfer agent appointed by Silicon Valley Bancshares.

        Silicon Valley Bancshares will appoint the indenture trustee as securities registrar under the indenture. Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the securities registrar. Silicon Valley Bancshares may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Silicon Valley Bancshares maintains a transfer agent in the place of payment. Silicon Valley Bancshares may at any time designate additional transfer agents with respect to the junior subordinated debentures.

        In the event of any redemption, neither Silicon Valley Bancshares nor the indenture trustee will be required to:

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  issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of junior subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption; or

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  transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not to be redeemed.

Global Subordinated Debentures

        Upon the issuance of the global subordinated debenture, and the deposit of such global subordinated debenture with or on behalf of the depositary, the depositary for such global subordinated debenture or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual junior subordinated debentures represented by such global subordinated debenture to the accounts of persons that have accounts with such depositary, which are called participants. Ownership of beneficial interests in a global subordinated debenture will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global subordinated debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. The limits and laws described above may impair the ability to transfer beneficial interests in a global subordinated debenture.

        So long as the depositary for a global subordinated debenture, or its nominee, is the registered owner of such global subordinated debenture, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the junior subordinated debentures represented by such global subordinated debenture for all purposes under the indenture governing such junior subordinated debentures. Except as provided below, owners of beneficial interests in a global subordinated debenture will not be entitled to have any of the individual junior subordinated debentures represented by such global subordinated debenture registered in their names, will not receive or be entitled to receive physical delivery of any such junior subordinated debentures in definitive form and will not be considered the owners or holders thereof under the indenture.

        Payments of principal of and interest on individual junior subordinated debentures represented by a global subordinated debenture registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global subordinated debenture representing such junior subordinated debentures. None of Silicon Valley Bancshares, the indenture trustee, any paying agent, or the securities registrar for such junior subordinated debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global subordinated debenture representing such junior subordinated debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Silicon Valley Bancshares expects that the depositary or its nominee, upon receipt of any payment of principal or interest in respect of a permanent global subordinated debenture representing the junior subordinated debentures, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global subordinated debenture as shown on the records of such depositary or its nominee. Silicon Valley Bancshares also expects that payments by participants to owners of beneficial interests in such global subordinated debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

Payment and Paying Agents

        Payment of principal of and any interest on the junior subordinated debentures will be made at the office of the indenture trustee, except that at the option of Silicon Valley Bancshares payment of any interest may be made:

  •
  except in the case of global junior subordinated debentures, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register; or

  •
  by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date.

        Payment of any interest on junior subordinated debentures will be made to the person in whose name such junior subordinated debenture is registered at the close of business on the regular record date for such interest. Silicon Valley Bancshares may at any time designate additional paying agents or rescind the designation of any paying agent. However, Silicon Valley Bancshares will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures. Any moneys deposited with the indenture trustee or any paying agent, or then held by Silicon Valley Bancshares in trust, for the payment of the principal of or interest on the junior subordinated debentures and remaining unclaimed for two years after such principal or interest has become due and payable will, at the request of Silicon Valley Bancshares, be repaid to Silicon Valley Bancshares and the holder of such junior subordinated debenture may thereafter look, as a general unsecured creditor, only to Silicon Valley Bancshares for payment thereof.

Modification of Indenture

        From time to time Silicon Valley Bancshares and the indenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the indenture for specified purposes, including, among other things:

  •
  curing ambiguities, defects or inconsistencies, if any such action does not adversely affect the interests of the holders of the outstanding junior subordinated debentures or the outstanding trust preferred securities in any material respect;

  •
  qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act; or

  •
  entering into any supplemental indenture for the purpose of creating any new series of junior subordinated debentures.

        The indenture permits Silicon Valley Bancshares and the indenture trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, no such modification may, without the consent of the holder of each outstanding junior subordinated debenture affected thereby, except to the extent permitted in connection with the deferral of interest payment dates during an extension period, or the shortening of the stated maturity to a date not earlier than the first date Silicon Valley Bancshares has a right to redeem the junior subordinated debentures:

  •
  change the stated maturity of the junior subordinated debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon;

  •
  reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any such modification of the indenture; or

  •
  modify the provisions of the indenture with respect to the subordination of the junior subordinated debentures in a manner adverse to the holders thereof.

        Further, so long as any of the trust preferred securities remain outstanding,

  •
  no modification of the indenture may be made that adversely affects the holders of such trust preferred securities in any material respect;

  •
  no termination of the indenture may occur; and

  •
  no waiver of any event of default with respect to the junior subordinated debentures or compliance with any covenant under the indenture may be effective;

without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding trust preferred securities unless and until the principal of the junior subordinated debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied. Where a consent under the indenture would require the consent of each holder of junior subordinated debentures, the property trustee may not give its consent without the prior consent of each holder of trust preferred securities.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

        If an event of default with respect to the junior subordinated debentures has occurred and is continuing and arises from the failure of Silicon Valley Bancshares to pay interest or principal on the junior subordinated debentures on the date such interest or principal is otherwise payable, you may institute a legal proceeding directly against Silicon Valley Bancshares for enforcement of payment to you of the principal of or interest on such junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of your trust preferred securities. We refer to this proceeding in this prospectus as a "direct action." Silicon Valley Bancshares may not amend the indenture to remove the right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding. If the right to bring a direct action is removed, SVB Capital II may become subject to the reporting obligations under the Exchange Act. Silicon Valley Bancshares will have the right under the indenture to set-off any payment made to a holder of trust preferred securities by Silicon Valley Bancshares in connection with a direct action.

        You will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debentures unless an event of default has occurred and is continuing under the trust agreement. See "Description of the Trust Preferred Securities—Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

        The indenture provides that Silicon Valley Bancshares shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

  •
  in case Silicon Valley Bancshares consolidates with or merges into another person or conveys, transfers or leases its properties and assets substantially as an entirety to any person, the successor person is a corporation, limited liability company, partnership, trust or other business entity organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes Silicon Valley Bancshares' obligations on the junior subordinated debentures issued under the indenture;

  •
  immediately after giving effect thereto, no event of default with respect to the junior subordinated debentures, and no event which, after notice or lapse of time or both, would become an event of default with respect to the junior subordinated debentures, shall have occurred and be continuing; and

  •
  certain other conditions set forth in the indenture are met.

        The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving Silicon Valley Bancshares that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

        The indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the indenture trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are called for redemption within one year and Silicon Valley Bancshares deposits or causes to be deposited with the indenture trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the indenture will cease to be of further effect, except as to Silicon Valley Bancshares' obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein, and Silicon Valley Bancshares will be deemed to have satisfied and discharged the indenture.

Covenants of Silicon Valley Bancshares

        Silicon Valley Bancshares will covenant in the indenture, as to the junior subordinated debentures, that so long as no event of default with respect to the junior consolidated debenture has occurred and is continuing, if and so long as:

  •
  SVB Capital II is the holder of all such junior subordinated debentures;

  •
  a tax event in respect of SVB Capital II has occurred and is continuing; and

  •
  Silicon Valley Bancshares has not redeemed the junior subordinated debentures or dissolved SVB Capital II;

then Silicon Valley Bancshares will pay to SVB Capital II any applicable additional sums on the trust securities.

        Silicon Valley Bancshares will also covenant in the indenture:

  •
  to maintain, directly or indirectly, 100% ownership of the common securities of SVB Capital II, provided that certain successors which are permitted pursuant to the indenture may succeed to Silicon Valley Bancshares' ownership of the common securities;

  •
  not to voluntarily terminate, wind-up or liquidate SVB Capital II, except upon prior approval of the federal regulators of Silicon Valley Bancshares if then so required under applicable capital guidelines or policies of such regulators, and except (a) in connection with a distribution of junior subordinated debentures to the holders of the trust preferred securities in liquidation of SVB Capital II or (b) in connection with certain mergers, consolidations, or amalgamations permitted by the trust agreement; and

  •
  to use its reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause SVB Capital II to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Governing Law

        The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of California, except that the immunities and standard of care of the indenture trustee will be governed by Delaware law.

Information Concerning the Indenture Trustee

        The indenture trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

BOOK-ENTRY ISSUANCE

        The Depository Trust Company, which we refer to as DTC, will act as securities depositary for all of the trust preferred securities and the junior subordinated debentures. The trust preferred securities and the junior subordinated debentures will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully-registered global certificates will be issued for the trust preferred securities and the junior subordinated debentures and will be deposited with DTC.

        You may elect to hold interests in the trust preferred securities or the junior subordinated debentures represented by the registered global securities held by DTC through Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as the Euroclear operator, if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold interests in the registered global securities in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, and JPMorgan Chase Bank will act as depositary for the Euroclear operator. We refer to each of Citibank, N.A. and JPMorgan Chase Bank, acting in this depositary capacity, as the "U.S. depositary" for the relevant clearing system.

        Title to book-entry interests in the trust preferred securities or the junior subordinated debentures will pass by book-entry registration of the transfer within the records of Clearstream, the Euroclear operator or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the trust preferred securities or the junior subordinated debentures may be transferred within Clearstream and within the Euroclear System, and between Clearstream and the Euroclear System, in accordance with procedures established for these purposes by Clearstream and the Euroclear operator. Book-entry interests in the trust preferred securities or the junior subordinated debentures may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the trust preferred securities or the junior subordinated debentures among Clearstream and the Euroclear operator and DTC may be effected in accordance with procedures established for this purpose by Clearstream, the Euroclear operator and DTC.

        Each actual purchaser of the trust preferred securities, who we refer to as a beneficial owner, must rely on the procedures of DTC, Clearstream and the Euroclear operator, as the case may be, and the participant through which such person owns its interest to exercise its rights as a holder of the trust preferred securities or the junior subordinated debentures.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with it, which institutions are called "participants," and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, which are collectively called the "indirect participants," that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Purchases of trust preferred securities or junior subordinated debentures within the depositary system must be made by or through direct participants, which will receive a credit for the trust preferred securities or junior subordinated debentures on DTC's records. The ownership interest of each actual purchaser, who we refer to as a beneficial owner, of each trust preferred security and each junior subordinated debenture is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities or junior subordinated debentures. Transfers of ownership interests in the trust preferred securities or junior subordinated debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in trust preferred securities or junior subordinated debentures, except in the event that use of the book-entry system for the junior subordinated debentures is discontinued.

        DTC has no knowledge of the actual beneficial owners of the trust preferred securities or junior subordinated debentures. DTC's records reflect only the identity of the direct participants to whose accounts such trust preferred securities or junior subordinated debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. as the registered holder of the trust preferred securities or junior subordinated debentures. If less than all of the trust preferred securities or the junior subordinated debentures are being redeemed, DTC will determine by lot or pro rata the amount of the trust preferred securities of each direct participant to be redeemed.

        Although voting with respect to the trust preferred securities or the junior subordinated debentures is limited to the holders of record of the trust preferred securities or junior subordinated debentures, as applicable, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to trust preferred securities or junior subordinated debentures. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such trust preferred securities or junior subordinated debentures are credited on the record date, identified in a listing attached to the omnibus proxy.

        Distribution payments on the trust preferred securities or the junior subordinated debentures will be made by the relevant trustee to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless the depositary has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the relevant trustee, SVB Capital II or Silicon Valley Bancshares, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

        DTC may discontinue providing its services as securities depositary with respect to any of the trust preferred securities or the junior subordinated debentures at any time by giving reasonable notice to the relevant trustee and Silicon Valley Bancshares. If a successor securities depositary is not obtained, definitive trust preferred securities or junior subordinated debenture certificates representing such trust preferred securities or junior subordinated debentures are required to be printed and delivered. Silicon Valley Bancshares, at its option, may decide to discontinue use of the system of book-entry transfers through DTC, or a successor depositary. In either event, definitive certificates for such trust preferred securities or junior subordinated debentures will be printed and delivered.

        The information in this section concerning DTC, Clearstream, the Euroclear operator and their respective book-entry systems has been obtained from sources that SVB Capital II and Silicon Valley Bancshares believe to be accurate, but SVB Capital II and Silicon Valley Bancshares assume no responsibility for the accuracy thereof. Neither SVB Capital II nor Silicon Valley Bancshares has any responsibility for the performance by DTC, Clearstream, the Euroclear operator or their respective participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

        Global Clearance and Settlement Procedures.    Initial settlement for the trust preferred securities will be made in immediately available funds. Secondary market trading between DTC's participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between the customers for whom Clearstream holds securities, who we refer to as Clearstream customers, and/or participants for whom Euroclear System holds securities, who we refer to as Euroclear participants, will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the securities to or receiving interests in the securities from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of interests in the securities received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits of interests or any transactions involving interests in the securities received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream customers or Euroclear participants on the business day following the DTC settlement date. Cash received in Clearstream or the Euroclear System as a result of sales of interests in the securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants of DTC, Clearstream and

Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

        Clearstream.    Clearstream has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers, and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream provides to Clearstream customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer. Clearstream has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream and the Euroclear operator.

        Distributions with respect to the securities held through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Euroclear.    The Euroclear operator has advised us that the Euroclear System was created in 1968 to hold securities for its participants, and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, a bank incorporated under the laws of the Kingdom of Belgium. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

        The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

        The Euroclear operator provides Euroclear participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing and related services.

        Non-participants of Euroclear may acquire, hold and transfer book-entry interests in securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, which we refer to as the terms and conditions. The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants. Distributions with respect to the securities held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

        Although the Euroclear operator has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other intermediaries, it is under no obligation to perform or continue to perform in accordance with such procedures, and such procedures may be modified or discontinued at any time.

        If you elect to acquire securities through an account with the Euroclear operator or some other securities intermediary, you must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. If you elect to acquire, hold or transfer securities through an account with the Euroclear operator or some other securities intermediary, you must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions of such securities.

        If you are an Euroclear participant, you may acquire, hold or transfer interests in securities by book-entry to accounts with the Euroclear operator. If you are not an Euroclear participant, you may acquire, hold or transfer interests in securities by book-entry to accounts with a securities intermediary who holds a book-entry interest in these securities through accounts with Euroclear.

        The Euroclear operator further advises that if you acquire, hold and transfer interests in securities by book-entry through accounts with the Euroclear operator or any other securities intermediary, you are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the securities.

        The Euroclear operator further advises that, under Belgian law, if you are credited with securities on the records of the Euroclear operator, you have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator's records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

        Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

DESCRIPTION OF GUARANTEE AGREEMENT

        Silicon Valley Bancshares will enter into the guarantee agreement concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. Wilmington Trust Company will act as guarantee trustee under the guarantee agreement for the purposes of compliance with the Trust Indenture Act, and the guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities.

        Because this is a summary of some provisions of the guarantee agreement, it may not contain all of the information that may be important to you. You should read the entire guarantee agreement, including the definitions in that agreement, and the Trust Indenture Act. Silicon Valley Bancshares and SVB Capital II filed the form of guarantee agreement as an exhibit to the registration statement of which this prospectus forms a part.

General

        Silicon Valley Bancshares will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth in this prospectus, the guarantee payments, as such term is defined below, to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that SVB Capital II may have or assert other than the defense of payment. The following payments, which we refer to as the "guarantee payments," with respect to the trust preferred securities, to the extent not paid or made by on behalf of SVB Capital II, will be subject to the guarantee agreement:

  •
  any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that SVB Capital II has funds on hand available therefor at such time;

  •
  the redemption price with respect to any trust preferred securities called for redemption, to the extent that SVB Capital II has funds on hand available therefor at such time; and

  •
  upon a voluntary or involuntary dissolution, winding-up or liquidation of SVB Capital II, unless the junior subordinated debentures are distributed to holders of the trust preferred securities, the lesser of (a) the liquidation distribution as defined in the trust agreement and (b) the amount of assets of SVB Capital II remaining available for distribution to holders of trust preferred securities after satisfaction of liabilities to creditors of SVB Capital II as required by applicable law.

        Silicon Valley Bancshares may satisfy its obligation to make a guarantee payment by direct payment of the required amounts by Silicon Valley Bancshares to you or by causing SVB Capital II to pay those amounts to you.

        If Silicon Valley Bancshares does not make interest payments on the junior subordinated debentures held by SVB Capital II, SVB Capital II will not be able to pay distributions on the trust preferred securities and will not have funds legally available for that purpose. The guarantee agreement will rank subordinate and junior in right of payment to all senior debt of Silicon Valley Bancshares. See "—Status of the Guarantee Agreement" below. Because Silicon Valley Bancshares is a holding company, the right of Silicon Valley Bancshares to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent Silicon Valley Bancshares may itself be recognized as a creditor of that subsidiary. Accordingly, Silicon Valley Bancshares' obligations under the guarantee agreement will be effectively subordinated to all existing and future liabilities of Silicon Valley Bancshares' subsidiaries, and claimants should look only to the assets of Silicon Valley Bancshares for payments under the guarantee agreement. The guarantee agreement does not limit the incurrence or issuance of other secured or unsecured debt of Silicon Valley Bancshares, including senior debt, whether under the indenture, any other indenture that Silicon Valley Bancshares may enter into in the future, or otherwise. Silicon Valley Bancshares expects from time to time to incur additional indebtedness, including indebtedness constituting senior debt.

Status of the Guarantee Agreement

        The guarantee agreement will constitute an unsecured obligation of Silicon Valley Bancshares and will rank subordinate and junior in right of payment to all senior debt in the same manner as the junior subordinated debentures.

        The guarantee agreement will constitute a guarantee of payment and not of collection. For example, the guaranteed party may institute a legal proceeding directly against Silicon Valley Bancshares to enforce its rights under the guarantee agreement without first instituting a legal proceeding against any other person or entity. The guarantee trustee will hold the guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee agreement will not be discharged except by payment of the guarantee payments in full to the extent not paid by SVB Capital II or upon distribution to the holders of the trust preferred securities of the junior subordinated debentures.

Amendments and Assignment

        Except with respect to any changes which do not adversely affect the rights of holders of the trust preferred securities in any material respect, in which case no vote will be required, the guarantee agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding trust preferred securities. All guarantees and agreements contained in the guarantee agreement shall bind the successors, assigns, receivers, trustees and representatives of Silicon Valley Bancshares and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Events of Default

        An event of default under the guarantee agreement will occur upon the default of Silicon Valley Bancshares on any of its payment or other obligations under that agreement and, except with respect to a default in payment of any guarantee payments, Silicon Valley Bancshares received notice of default and has not cured such default within 90 days of the receipt of such notice. The holders of not less than a majority in aggregate liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee agreement or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee agreement. You may institute a legal proceeding directly against Silicon Valley Bancshares to enforce your rights under the guarantee agreement without first instituting a legal proceeding against SVB Capital II, the guarantee trustee or any other person or entity.

        Silicon Valley Bancshares, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether or not Silicon Valley Bancshares is in compliance with all the conditions and covenants applicable to it under the guarantee agreement.

Information Concerning the Guarantee Trustee

        The guarantee trustee, other than during the occurrence and continuance of a default by Silicon Valley Bancshares in performance of the guarantee agreement, undertakes to perform only those duties as are specifically set forth in the guarantee agreement. While an event of default with respect to the guarantee agreement exists, the guarantee trustee must exercise the rights and powers vested in it by the guarantee agreement and use the same degree of care and skill in exercising those rights and powers as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of the trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee Agreement

        The guarantee agreement will terminate and be of no further force and effect upon the earliest of:

  •
  full payment of the redemption price of all of the trust preferred securities;

  •
  full payment of the amounts payable upon liquidation of SVB Capital II; or

  •
  distribution of junior subordinated debentures to the holders of the trust preferred securities.

        The guarantee agreement will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee agreement.

Governing Law

        The guarantee agreement will be governed by and construed in accordance with the laws of the State of California.

EXPENSE AGREEMENT

        Pursuant to the expense agreement entered into by Silicon Valley Bancshares under the trust agreement, Silicon Valley Bancshares will irrevocably and unconditionally guarantee to each person or entity to whom SVB Capital II becomes indebted or liable, the full payment of any costs, expenses or liabilities of SVB Capital II, including, without limitation, expenses relating to the offering of the trust securities and any expenses the property trustee may incur relating to the enforcement of the rights of the holders of the trust preferred securities or the junior subordinated debentures pursuant to the trust agreement and the indenture, respectively, other than obligations of SVB Capital II to pay to the holders of the trust preferred securities or other similar interests in SVB Capital II of the amounts due such holders pursuant to the terms of the trust preferred securities or such other similar interests, as the case may be. The expense agreement may be enforced against Silicon Valley Bancshares by any person or entity to whom SVB Capital II is or becomes indebted or liable.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE AGREEMENT

Full and Unconditional Guarantee

        Silicon Valley Bancshares will guarantee payments of distributions and other amounts due on the trust preferred securities, to the extent SVB Capital II has funds available for the payment of such distributions as and to the extent set forth under "Description of Guarantee Agreement." Taken together, Silicon Valley Bancshares' obligations under the junior subordinated debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee of SVB Capital II's obligations under the trust preferred securities. If and to the extent that Silicon Valley Bancshares does not make payments on the junior subordinated debentures, SVB Capital II will not pay distributions or other amounts due on the trust preferred securities. The guarantee agreement does not cover payment of distributions when SVB Capital II does not have sufficient funds to pay those distributions. In that event, your remedy is to institute a legal proceeding directly against Silicon Valley Bancshares for enforcement of payment of your distributions. The obligations of Silicon Valley Bancshares under the guarantee agreement are subordinate and junior in right of payment to all senior debt.

Sufficiency of Payments

        As long as payments of interest and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

  •
  the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the trust preferred securities and common securities;

  •
  the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  •
  Silicon Valley Bancshares will pay for all and any costs, expenses and liabilities of SVB Capital II except SVB Capital II's obligations to holders of trust preferred securities; and

  •
  the trust agreement provides that SVB Capital II will not engage in any activity that is not consistent with its limited purposes.

        Notwithstanding anything to the contrary in the indenture, Silicon Valley Bancshares has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Silicon Valley Bancshares has theretofore made, or is concurrently on the date of such payment making, a payment under the guarantee agreement.

Enforcement Rights of Holders of the Trust Preferred Securities Under the Guarantee Agreement

        You may institute a legal proceeding directly against Silicon Valley Bancshares to enforce your rights under the guarantee agreement without first instituting a legal proceeding against the guarantee trustee, SVB Capital II or any other person or entity.

        A default or event of default under any senior debt would not constitute a default or event of default under the trust agreement. However, in the event of payment defaults under, or defaults that permit the acceleration of, senior debt, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until such senior debt has been paid in full or any payment default under the senior debt has been cured or waived. Failure to make required payments on the junior subordinated debentures constitutes an event of default under the trust agreement.

Limited Purpose of SVB Capital II

        The trust preferred securities evidence a beneficial interest in SVB Capital II, and SVB Capital II exists for the sole purpose of issuing and selling the trust securities, using the proceeds from the sale of the trust securities to acquire the junior subordinated debentures, and engaging in only those activities necessary, advisable or incidental to the above purposes. A principal difference between the rights of a holder of the trust preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Silicon Valley Bancshares the principal amount of and interest accrued on junior subordinated debentures held, while a holder of the trust preferred securities is entitled to receive distributions from SVB Capital II, or from Silicon Valley Bancshares under the guarantee agreement, if and to the extent SVB Capital II has funds available for the payment of such distributions.

Rights Upon Dissolution

        Upon any voluntary or involuntary dissolution, winding-up or liquidation of SVB Capital II involving the liquidation of the junior subordinated debentures, the holders of trust preferred securities will be entitled to receive, out of assets held by SVB Capital II, the liquidation distribution in cash. See "Description of the Trust Preferred Securities—Liquidation Distribution Upon Dissolution." Upon any

voluntary or involuntary liquidation or bankruptcy of Silicon Valley Bancshares, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of Silicon Valley Bancshares, subordinated in right of payment to all senior debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any stockholders of Silicon Valley Bancshares receive payments or distributions. Since Silicon Valley Bancshares is the guarantor under the guarantee agreement and has agreed to pay for all costs, expenses and liabilities of SVB Capital II, other than SVB Capital II's obligations to the holders of its trust preferred securities, the positions of a holder of the trust preferred securities and a holder of junior subordinated debentures relative to the positions of other creditors and to stockholders of Silicon Valley Bancshares in the event of liquidation or bankruptcy of Silicon Valley Bancshares are expected to be substantially the same.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        In the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, tax counsel to Silicon Valley Bancshares, to whom we refer to in this prospectus as tax counsel, the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of the trust preferred securities. Unless otherwise stated, this summary deals only with trust preferred securities held as capital assets by United States persons, as defined below, who purchase the trust preferred securities upon original issuance at their original offering prices and references to "you" in this summary refer to such persons. As used in this prospectus, a "United States person" means a person that is:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source;

  •
  a trust, if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust; or

  •
  any other person whose income or gain in respect of trust preferred securities is effectively connected with the conduct of a United States trade or business.

        The tax treatment of holders may vary depending on their particular situation. This summary does not address all of the tax consequences that may be relevant to a particular holder or to holders of trust preferred securities who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. In addition, this summary does not include any description of alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of trust preferred securities. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Internal Revenue Code, the Treasury regulations promulgated under the Internal Revenue Code and administrative and judicial interpretations of the Internal Revenue Code and Treasury regulations, as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect.

        The following discussion does not discuss the tax consequences that may be relevant to persons that are not United States persons, which we refer to as "non-United States persons." Non-United States persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of trust preferred securities.

        The authorities on which this summary is based are subject to various interpretations, and the opinions of counsel are not binding on the Internal Revenue Service, or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Internal Revenue Service with respect to the transactions described herein. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the opinions expressed in this prospectus or that a court would not sustain such a challenge.

        You should consult your own tax advisors with respect to the tax consequences to you of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of SVB Capital II

        In connection with the issuance of the trust preferred securities, counsel is of the opinion that, under current law and assuming compliance with the terms of the trust agreement, and based on certain facts and assumptions contained in such opinion, SVB Capital II will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, you will be treated as owning an undivided beneficial interest in the junior subordinated debentures. Accordingly, you will be required to include in your gross income your pro rata share of the interest income, including original issue discount, that is paid or accrued on the junior subordinated debentures. See "Interest Income and Original Issue Discount" below.

Classification of the Junior Subordinated Debentures

        Counsel is of the opinion that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Silicon Valley Bancshares under current law. By accepting a trust preferred security, you covenant to treat the junior subordinated debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures. No assurance can be given, however, that such position of Silicon Valley Bancshares will not be challenged by the Internal Revenue Service, or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Silicon Valley Bancshares.

Interest Income and Original Issue Discount

        Counsel has issued its opinion to Silicon Valley Bancshares that, except in the case of the occurrence of an extension period, stated interest on the junior subordinated debentures will generally be included in income by a holder of trust preferred securities at the time such interest is paid or accrued in accordance with the holder's regular method of tax accounting, but that, if Silicon Valley Bancshares exercises its right to defer payments of interest on the junior subordinated debentures during an extension period, you will commence reporting interest income with respect to the junior subordinated debentures under the original issue discount rules of the Internal Revenue Code.

        Accordingly, Silicon Valley Bancshares will take the position for tax reporting purposes that, under the applicable Treasury regulations, the junior subordinated debentures will not be considered to have been issued with "original issue discount," which we refer to as OID, within the meaning of Section 1273(a) of the Internal Revenue Code. If, however, Silicon Valley Bancshares exercises its right to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures will become OID instruments at such time, and you will be required to accrue the stated interest on the junior subordinated debentures on a daily basis during the extension period, even though we will not pay such interest until the end of the extension period, and even though you may be using the cash method of tax accounting. Moreover, the junior subordinated debentures will thereafter be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the extension period, you would be required to continue to include the stated interest on the junior subordinated debentures in income on a daily economic accrual basis, regardless of your method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, you would accrue an amount of interest income each year that approximates the stated interest payments called for under the junior subordinated debentures, and actual cash payments of interest on the junior subordinated debentures would not be reported separately as taxable income.

        The Treasury regulations described above have not been interpreted by any court decisions or addressed in any rulings or other pronouncements of the Internal Revenue Service, and it is possible that the Internal Revenue Service could take a position contrary to the conclusions set forth in this prospectus.

If the Service asserted successfully that the stated interest on the junior subordinated debentures was OID regardless of whether Silicon Valley Bancshares exercises its right to defer payments of interest on the junior subordinated debentures, you will be required to include such stated interest in income on a daily economic accrual basis as described above.

        Since income on the trust preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any interest income received.

Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities

        Under current law, a distribution by SVB Capital II of the junior subordinated debentures as described under the caption "Description of the Trust Preferred Securities—Liquidation Distribution Upon Dissolution" will be non-taxable and will result in you receiving directly your pro rata share of the junior subordinated debentures previously held indirectly through SVB Capital II, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis you had in your trust preferred securities before such distribution. If, however, the liquidation of SVB Capital II were to occur because SVB Capital II is subject to United States federal income tax with respect to income accrued or received on the junior subordinated debentures as a result of a tax event or otherwise, the distribution of junior subordinated debentures to you by SVB Capital II could be a taxable event to SVB Capital II and to you, and you would recognize gain or loss as if you had exchanged your trust preferred securities for the junior subordinated debentures you received upon the liquidation of SVB Capital II. You would recognize interest income with respect to junior subordinated debentures received from SVB Capital II in the manner described above under "Interest Income and Original Issue Discount."

Sales or Redemption of Trust Preferred Securities

        Gain or loss will be recognized by you on a sale of trust preferred securities (including a redemption for cash) in an amount equal to the difference between the amount realized and your adjusted tax basis in the trust preferred securities sold or so redeemed. If Silicon Valley Bancshares does not exercise its right to defer payment of interest on the junior subordinated debentures, your "adjusted tax basis" in the trust preferred securities will generally equal your initial purchase price. If Silicon Valley Bancshares defers payment of interest, your adjusted tax basis will equal your initial purchase price increased by any OID previously included in your gross income to the date of disposition and decreased by payments received on the trust preferred securities after Silicon Valley Bancshares exercises its right to defer payment of interest and prior to the date of disposition. Gain or loss recognized by you on trust preferred securities held for more than one year will generally be taxable as long-term capital gain or loss.

        Amounts attributable to accrued interest with respect to your pro rata share of the junior subordinated debentures not previously included in income will be taxable as ordinary income, and, therefore, will not be includible in the amount realized upon the sale or redemption of the trust preferred securities.

Backup Withholding Tax and Information Reporting

        Interest paid, or, if applicable, OID accrued, if any, on the trust preferred securities held by United States persons, other than corporations and other holders of trust preferred securities who are exempt from "backup withholding," will be reported to the Internal Revenue Service. Backup withholding at a rate of 28% will apply to payments of interest to non-exempt United States persons unless the holder of trust preferred securities furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a holder under the backup withholding rules should generally be allowed as a credit against such holder's United States federal income tax liability if the required information is furnished to the Internal Revenue Service.

Possible Tax Law Changes Affecting the Trust Preferred Securities

        Certain administrative and legislative proposals have contained proposed tax law changes that would, among other things, generally deny certain issuers a deduction for interest with respect to certain long-term debt obligations that are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Although these proposed tax law changes have not been enacted into law, there can be no assurance that such tax law changes will not be implemented by future legislation, which may adversely affect the federal income tax deductibility of interest payable on the junior subordinated debentures and trigger a tax event and possibly a redemption of the trust preferred securities.

        The Internal Revenue Service may also challenge the deductibility of interest paid on the junior subordinated debentures, which, if such challenge was sustained, would trigger a tax event and possibly a redemption of the trust preferred securities. Accordingly, there can be no assurance that a tax event will not occur.

        The summary provided above is included as general information only. You should consult your own tax advisors with respect to the tax consequences to you of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in United States federal or other tax laws.

CERTAIN ERISA CONSIDERATIONS

General

        A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, should consider the fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the trust preferred securities. Such fiduciary should consider whether the investment satisfies ERISA's diversification and prudence requirements, whether the investment constitutes an unauthorized delegation of fiduciary authority and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and the code prohibit a wide range of transactions, which we refer to as prohibited Transactions, involving the assets of a plan subject to ERISA, the assets of an individual retirement account or plan subject to Section 4975 of the code, or any entity in which such a plan invests whose assets are deemed "plan assets." We refer to such plans or entities as an "ERISA plan," and persons who have certain specified relationships to the ERISA plan, as "parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the code. Prohibited transactions may require "correction" and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

        Governmental plans and certain church plans, each as defined under ERISA, are not subject to the prohibited transactions rules. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the trust preferred securities. Any fiduciary of such a governmental or church plan considering an investment in the trust preferred securities should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

Trust Assets as "Plan Assets"

        The Department of Labor has issued final regulations, which we refer to as plan asset regulations, as to what constitutes assets of an employee benefit plan, which we refer to as plan assets under ERISA. The plan asset regulations provide that, as a general rule, when an ERISA plan acquires an equity interest in an entity and such interest does not represent a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA plan asset includes both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that the equity interest is a "publicly offered security."

        For purposes of the plan asset regulations, a "publicly offered security" is a security that is:

  •
  "freely transferable;"

  •
  part of a class of securities that is "widely held;" and

  •
  sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days, or such later time as may be allowed by the Commission, after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. The trust preferred securities will be registered under the Securities Act and the Exchange Act within the time periods specified in the plan asset regulations.

        The plan asset regulations provide that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. We expect the trust preferred securities to be "widely held" upon the completion of the offering.

        The plan asset regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The plan asset regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the offering of the trust preferred securities, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." We believe that any restrictions imposed on the transfer of the trust preferred securities are limited to the restrictions on transfer generally permitted under the plan asset regulations and are not likely to result in the failure of the trust preferred securities to be "freely transferable."

        An ERISA plan should not acquire or hold the trust preferred securities if our underlying assets will be treated as the assets of such ERISA plan. However, we believe that under the plan asset regulations, the trust preferred securities should be treated as "publicly offered securities" and, accordingly, our underlying assets should not be considered to be assets of any ERISA plan investing in the trust preferred securities.

Effect of Plan Asset Status

        ERISA generally requires that the assets of an ERISA plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the ERISA plan. As discussed above, our assets under current law do not appear likely to be assets of the ERISA plans receiving trust preferred securities as a result of the offering. However, if our assets were deemed to be assets of the ERISA plans under ERISA, certain of our directors and officers might be deemed fiduciaries with respect to the ERISA plans that invest in us and the prudence and other fiduciary standards set forth in ERISA would apply to them and to all investments.

        If our assets were deemed to be plan assets, transactions between us and parties in interest or disqualified persons with respect to the investing ERISA plan could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and, under certain circumstances, ERISA plan fiduciaries who make the decision to invest in the trust preferred securities could be liable as co-fiduciaries for actions taken by us that do not conform to the ERISA standards for investments under Part 4 of Title I of ERISA.

Prohibited Transactions

        We and/or any of our affiliates may be a party in interest or a disqualified person with respect to an ERISA plan investing in the trust preferred securities, and therefore, such investment by an ERISA plan may give rise to a prohibited transaction such as a direct or indirect extension of credit by the investing ERISA plan to us and/or any of our affiliates. Consequently, before investing in the trust preferred securities, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules discussed below or otherwise available is applicable to such investment in the trust preferred securities, or that such investment in, or acquisition of, such securities will not result in a non-exempt prohibited transaction.

        The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the code which may be available to an ERISA Plan which is investing in the trust preferred securities include:

  •
  Prohibited transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

  •
  PTCE 91-38, regarding investments by bank collective investment funds;

  •
  PTCE 84-14, regarding transactions effected by qualified professional asset managers;

  •
  PTCE 96-23, regarding transactions effected by in-house asset managers; and

  •
  PTCE 95-60, regarding investments by insurance company general accounts.

We refer to the exemptions described in the bullet points above as ERISA investor exemptions.

        Notwithstanding the foregoing, trust preferred securities may not be acquired by any person who is, or who in acquiring such trust preferred securities is using the assets of, an ERISA plan unless one of the ERISA investor exemptions or another applicable exemption is available to the ERISA plan. The acquisition of the trust preferred securities by any person who is, or who in acquiring such trust preferred securities is using the assets of, an ERISA plan will be deemed to constitute a representation by such person to us that such person is eligible for exemptive relief available pursuant to one or more of the ERISA investor exemptions or another applicable exemption with respect to the acquisition and holding of such trust preferred securities and will not result in an non-exempt prohibited transaction.

        The discussion in this prospectus of ERISA is general in nature and is not intended to be all inclusive. Any fiduciary of an ERISA plan, governmental plan or church plan considering an investment in the trust preferred securities should consult with its legal advisors regarding the consequences of such investment and consider whether the ERISA plan can make the representations noted above.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus, the underwriters named below (the "underwriters") have severally agreed to purchase, and SVB Capital II has agreed to sell to them, severally, the respective number of trust preferred securities set forth opposite their respective names below:

Name	Number of Trust Preferred Securities
Morgan Stanley & Co. Incorporated	1,950,000
Bear, Stearns & Co. Inc.	50,000

Total	2,000,000

        The underwriters are offering the trust preferred securities subject to their acceptance of the securities from SVB Capital II and subject to prior sale. The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the trust preferred securities is conditioned upon the delivery of legal opinions by their counsel. The several underwriters are obligated to purchase all the trust preferred securities if any trust preferred securities are purchased.

        The underwriters initially propose to offer the trust preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may also offer the trust preferred securities to securities dealers at a price that represents a concession not in excess of $0.50 per trust preferred security. The underwriters may allow, and dealers may reallow, a concession not in excess of $0.45 per trust preferred security to certain other dealers. After the initial offering of the trust preferred securities, the offering price and other selling terms may from time to time be changed by the underwriters.

        Because the proceeds from the sale of the trust preferred securities will be used to purchase the junior subordinated debentures issued by Silicon Valley Bancshares, the underwriting agreement provides that Silicon Valley Bancshares will pay to the underwriters as compensation for their services $0.7875 per trust preferred security, or $1,575,000 in the aggregate.

        Silicon Valley Bancshares and SVB Capital II have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not, for a 30 day period beginning on the date of the underwriting agreement, directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any trust preferred securities, or securities convertible into, or exchangeable into, or exercisable for trust preferred securities, any junior subordinated debentures, or any debt securities substantially similar to the junior subordinated debentures, or any equity securities substantially similar to the trust preferred securities (except for junior subordinated debentures and the trust preferred securities offered pursuant to this prospectus).

        Prior to this offering, there has been no public market for the trust preferred securities. SVB Capital II has applied to list the trust preferred securities on the NASDAQ National Market. In order to meet one of the requirements for listing the trust preferred securities on the NASDAQ National Market, the underwriters intend to sell trust preferred securities to a minimum of 400 beneficial holders in lots of 100 trust preferred securities or more. If the listing is approved, trading of the trust preferred securities on the NASDAQ National Market is expected to commence within 30 days after they are first issued. The underwriters have advised SVB Capital II that they presently intend to make a market in the trust preferred securities prior to the commencement of trading on the NASDAQ National Market. The underwriters are not obligated to make a market in the trust preferred securities, however, and may discontinue market making activities at any time without notice. No assurance can be given as to the liquidity of any trading market for the trust preferred securities.

        Silicon Valley Bancshares and SVB Capital II have agreed to indemnify the underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make under the Securities Act.

        In order to facilitate the offering of the trust preferred securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the trust preferred securities. Specifically, the underwriters may over-allot in connection with the offering, creating a naked short position in the trust preferred securities for their own accounts. The underwriters must close out any naked short position by purchasing trust preferred securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the trust preferred securities in the open market after pricing that could adversely affect investors who purchase trust preferred securities in the offering. As an additional means of facilitating the offering of trust preferred securities, the underwriters may bid for and purchase these trust preferred securities in the open market to stabilize the price of these trust preferred securities. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the trust preferred securities in the offering, if the syndicate repurchases previously distributed trust preferred securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the trust preferred securities above independent market levels or prevent or retard a decline in the market price of the trust preferred securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        It is expected that delivery of the trust preferred securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the fifth business day following the date of the pricing of the trust preferred securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade trust preferred securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the trust preferred securities initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

        Silicon Valley Bancshares will pay all expenses associated with the offer and sale of the trust preferred securities. Silicon Valley Bancshares estimates that such expenses, excluding underwriters' discounts and commissions, will be $586,000.

VALIDITY OF SECURITIES

        Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the trust agreement and the formation of SVB Capital II will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special counsel to Silicon Valley Bancshares and SVB Capital II. The validity of the guarantee and the junior subordinated debentures will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Larry W. Sonsini, who will be a director of Silicon Valley Bancshares effective November 8, 2003, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. Certain regulatory matters in connection with this offering will be passed upon for us by Pillsbury Winthrop LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, Palo Alto, California. Certain matters relating to United States federal income tax considerations will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

        The consolidated financial statements of Silicon Valley Bancshares as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        Silicon Valley Bancshares and SVB Capital II have jointly filed with the Securities and Exchange Commission, which we refer to as the "Commission," a registration statement on Form S-3 under the Securities Act of 1933, as amended, which we refer to as the "Securities Act," with respect to the offering of the securities offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the address set forth below. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to a copy of such document filed as an exhibit to the registration statement.

        Silicon Valley Bancshares is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Silicon Valley Bancshares can be inspected and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) at which reports, proxy and information statements and other information regarding the Company may be accessed.

        No separate financial statements of SVB Capital II have been included or incorporated by reference in this prospectus. We do not consider that such financial statements would be material to you because SVB Capital II is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures of Silicon Valley Bancshares and issuing the trust securities. See "Prospectus Summary—SVB Capital II," "Description of the Trust Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee Agreement." In addition, we do not expect that SVB Capital II will be filing reports under the Exchange Act with the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        Silicon Valley Bancshares and SVB Capital II incorporate information into this prospectus by reference, which means that they disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Silicon Valley Bancshares and SVB Capital II have previously filed with the Commission.

These documents contain important information about Silicon Valley Bancshares and its financial condition.

Silicon Valley Bancshares SEC Filings (File No. 0-15637)	Period
Annual Report on Form 10-K (including the portions of the Proxy Statement Silicon Valley Bancshares' 2003 Annual Meeting of Stockholders incorporated by reference therein)	Year ended December 31, 2002
Current Reports on Form 8-K	Filed on May 7, 2003, May 15, 2003 and September 25, 2003
Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2003 as originally filed on May 13, 2003 and as amended on September 25, 2003, and for the quarter ended June 30, 2003 as originally filed on August 14, 2003 and as amended on September 25, 2003
Description of trust preferred securities on Form 8-A	Filed on October 21, 2003

        All documents that Silicon Valley Bancshares files with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering under this document shall also be deemed to be incorporated in this prospectus by reference, except that Silicon Valley Bancshares is not incorporating any information from any future filed documents furnished under either Item 9 or Item 12 of any Current Report on Form 8-K.

        You may request a copy of these filings at no cost, by writing or calling Silicon Valley Bancshares at the following address or telephone number:

Silicon Valley Bancshares 3003 Tasman Drive Santa Clara, CA 95054 (408) 654-7400 Attn: Investor Relations

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document. These filings are also available free of charge through Silicon Valley Bancshares' Internet website, at http://www.svb.com.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Silicon Valley Bancshares
SVB Capital II
Recent Developments
THE OFFERING
Risk Factors
Summary of Consolidated Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
REGULATORY CAPITAL RATIOS
CAPITALIZATION
ACCOUNTING AND REGULATORY TREATMENT
MANAGEMENT
DESCRIPTION OF THE TRUST PREFERRED SECURITIES
DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES
BOOK-ENTRY ISSUANCE
DESCRIPTION OF GUARANTEE AGREEMENT
EXPENSE AGREEMENT
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE AGREEMENT
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
CERTAIN ERISA CONSIDERATIONS
UNDERWRITERS
VALIDITY OF SECURITIES
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE